Loeb Draft
2/15/2023

MEMBERSHIP INTEREST PURCHASE AGREEMENT
among
WALLACE LLC,
THE SELLERS IDENTIFIED HEREIN,
THE SELLERS’ REPRESENTATIVE
and
FREEDOM HOLDING CORP.

dated as of
February __, 2023

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TABLE OF CONTENTS Page

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TABLE OF CONTENTS CONTINUED Page

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TABLE OF CONTENTS CONTINUED Page
Exhibits
Exhibit A – Amended Operating Agreement
Exhibit B – Registration Rights Agreements
Exhibit C – Lock Up Agreements

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TABLE OF CONTENTS CONTINUED Page
Exhibit D – Form of Employment Letter and Non-Compete Agreement

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MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement (this “Agreement”), dated as of February __, 2023, is entered into by and among Maxim Partners LLC, a New York limited liability company (“Partners”), MJR Holdings, Inc., a New York corporation (“MJR Corp.”, and together with Partners, “Sellers”), Wallace LLC, a Delaware limited liability company (the “Company”), Michael Rabinowitz as the Sellers’ Representative and Freedom Holding Corp., a Nevada corporation (“Buyer”), who together with Sellers are individually a “Party” and collectively the “Parties.”
RECITALS
WHEREAS, as of the date hereof, (i) Partners owns approximately ninety-two percent (92%) of Maxim Group LLC, a New York limited liability company (“Maxim”) and Maxim Financial Advisors LLC, a New York limited liability company (“MFA”) and MJR Corp. owns the balance of approximately eight percent (8%) of Maxim and MFA;
WHEREAS, Maxim and MFA are treated as partnerships for U.S. federal income purposes that are owned by the Sellers;
WHEREAS, prior to the Closing Date, Sellers shall effect the Pre-Closing Restructuring (as defined herein) in the manner and on the timeline as set forth in Schedule A, such that immediately following the Pre-Closing Restructuring and immediately prior to the Closing (as defined herein), (i) Sellers shall contribute all of the membership interests of Maxim and MFA to the Company (with such contributions treated as a merger of partnerships for U.S. federal income tax purposes pursuant to Section 708 of the Code (as defined herein)) and (ii) immediately thereafter such contributions, the Company shall own beneficially and of record all of the outstanding membership interests of Maxim and MFA;
WHEREAS, on the terms and subject to the conditions set forth herein, (i) Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, all of the membership interests of the Company described as Class A Units and (ii) contemporaneously with such sale, Sellers wish to exchange, in a nonrecognition transaction, their retained membership interests in the Company for membership interests that are exchangeable for Buyer Shares (as defined herein), described as the Class B Common Units (the “Class B Units”);
WHEREAS, simultaneously with the Closing, Sellers and Buyer shall enter into an Amended and Restated Operating Agreement, substantially in the form attached hereto as Exhibit A (the “Amended Operating Agreement”);
WHEREAS, simultaneously with the Closing, Buyer and Sellers shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”), substantially in the form attached hereto as Exhibit B;
WHEREAS, simultaneously with the Closing, Buyer and Sellers shall enter into Lock-Up Agreements (the “Lock-Up Agreements”), substantially in the form attached hereto as Exhibit C;
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

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ARTICLE 1

DEFINITIONS
The following terms have the meanings specified or referred to in this ARTICLE I:
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding (excluding ex parte prosecution proceedings for Intellectual Property), litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity. Notwithstanding anything to the contrary herein, in the case of a regulatory or self-regulatory investigation, such investigation must have been referred to the enforcement division of a Government Authority to be deemed an “Action”.
“Adjustment Amount” has the meaning set forth in Section 2.03(a)(ii).
“Adjustment Shares” has the meaning set forth in Section 2.03(a)(ii)(B).
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Allocable Amount” has the meaning set forth in Section 6.07.
“Allocation” has the meaning set forth in Section 6.07.
“Allocated Securities” has the meaning set forth in Section 2.12.
“Amended Operating Agreement” has the meaning set forth in the Recitals.
“Ancillary Documents” means: (a) the Amended Operating Agreement, (b) the Class A Units Assignment, (c) the Lock-Up Agreements, (d) the Registration Rights Agreement, and (e) the Employment Letters and Non-Compete Agreements.
“Audited Financial Statements” has the meaning set forth in Section 3.06.
“Balance Sheet” has the meaning set forth in Section 3.06.
“Balance Sheet Date” has the meaning set forth in Section 3.06.
“Basket” has the meaning set forth in Section 8.04(a).
“Benefit Plan” has the meaning set forth in Section 3.18(a).
“Books and Records” has the meaning set forth in Section 3.21.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York are authorized or required by Law to be closed for business.

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“Buyer” has the meaning set forth in the preamble to this Agreement.
“Buyer Acquisition Proposal” has the meaning set forth in Section 5.03(b).
“Buyer Capitalization Date” has the meaning set forth in Section 4.07(a).
“Buyer Indemnitees” has the meaning set forth in Section 8.02.
“Buyer Share Price” means the volume weighted average of the daily closing sales prices of a share of Buyer Shares as reported on the Nasdaq Capital Market for the twenty (20) consecutive trading days ending five (5) days immediately preceding the Closing Date.
“Buyer Shares” means the shares of common stock, $0.001 par value per share, of Buyer.
“Buyer’s Accountants” means Deloitte LLP.
“Buyer’s Plans” has the meaning set forth in Section 5.13(b).
“Buyer’s Transfer Agent” means Pacific Stock Transfer.
“Calculation Period” means each of the First Earnout Period and the Second Earnout Period, as applicable.
“Cap” has the meaning set forth in Section 8.04(a).
“Cash Earnout Amount” means $4,000,000.
“Class A Units Assignment” has the meaning set forth in Section 2.03(b)(i).
“Class B Units” has the meaning set forth in the Recitals.
“Clearing Deposit” means cash in the amount of $500,000, deposited with the Maxim’s clearing firm, Pershing LLC.
“Clearing Deposit Balance Certificate” means a certificate executed by the Chief Financial Officer of Maxim certifying that as of the close of business on the Closing Date Maxim has deposited the Clearing Deposit with its clearing firm together with a list of each account with such clearing firm where such clearing deposit or deposits are held.
“Closing” has the meaning set forth in Section 2.04.
“Closing Balance Sheet” has the meaning set forth in Section 2.05(b)(i).
“Closing Buyer Shares” has the meaning set forth in Section 2.03(a)(ii).
“Closing Date” has the meaning set forth in Section 2.04.
“Closing Date Payment” has the meaning set forth in Section 2.05(a)(i)(E).
“Closing Equity Amount” has the meaning set forth in Section 2.03(a)(ii).
“Closing Indebtedness Certificate” means a certificate executed by the Chief Financial Officer of Maxim certifying on behalf of the Company Group an itemized list of all outstanding

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Indebtedness as of the close of business on the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.
“Closing Payment” has the meaning set forth in Section 2.03(a)(i).
“Closing Transaction Expenses Certificate” means a certificate executed by the Chief Financial Officer of Maxim certifying the amount of Transaction Expenses remaining unpaid or unaccrued as of the close of business on the Closing Date (including an itemized list of each such unpaid or unaccrued Transaction Expense with a description of the nature of such expense and the person to whom such expense is owed).
“Closing Working Capital” means: (a) the Current Assets of the Company Group, less (b) the Current Liabilities of the Company Group, determined as of 11:59 p.m. Eastern Standard Time or Eastern Daylight Time on the Closing Date.
“Closing Working Capital Statement” has the meaning set forth in Section 2.05(b)(i).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company Group” means the Company, Maxim, and MFA.
“Company Intellectual Property” means all Intellectual Property that is owned by the Company Group.
“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Company Intellectual Property.
“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.
“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud- based or other third-party service providers) by the Company Group.
“Company Revenue” means, as of the relevant date of determination, annual revenue received by the Company Group, including any new revenues or clients from current or former Company employees, Buyer revenue that is accretive to the Company Group, net of any co-broker commissions, referral fees, placement fees or other related client acquisition and servicing charges paid or payable to a third party, and excluding revenue received from the sale of products and services unrelated to securities brokerage, but including revenue received from the sale of securities brokerage-related products and services that are moved or transferred by Buyer from the Company Group to an entity other than a member of the Company Group and products and services of Buyer or its Affiliates derived from the securities brokerage-related products and services offered by the Company Group, calculated in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such

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accounts were being prepared and audited as of a fiscal year end, except as otherwise explicitly provided herein.
“Confidential Disclosure Schedules” means the Confidential Disclosure Schedules referenced in this Agreement and to be delivered by Sellers and Buyer prior to the execution and delivery of this Agreement.
“Continuing Employee” has the meaning set forth in Section 5.13(a).
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Current Assets” means net accounts receivable (i.e., gross accounts receivable less deductibles for allowances, rebates, discounts, receivables from clearing brokers and receivables outstanding more than ninety (90) days), inventory and prepaid expenses, assets related to Taxes, but excluding (a) cash and cash equivalents, (b) Lease Deposits, (c) the Clearing Deposit, (d) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (e) deferred Tax assets, and (f) receivables from any of the Company Group’s Affiliates, managers, employees, officers or members and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end, except as otherwise explicitly provided herein.
“Current Liabilities” means accounts payable, accrued expenses, Liabilities related to Taxes and Sellers’ share of accounts payable under any expense sharing agreement between Sellers and the Company Group, but excluding payables to any of the Company Group’s Affiliates, managers, employees, officers or members and any of their respective Affiliates, deferred Tax Liabilities, Transaction Expenses that have not been paid or accrued and any outstanding Indebtedness of the Company Group, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end, except as otherwise explicitly provided herein.
“Deferred Buyer Shares” has the meaning set forth in Section 2.06(d).
“Deferred Equity Amount” has the meaning set forth in Section 2.06(d).
“Deferred Payment Adjustment Amount” has the meaning set forth in Section 2.06(d).
“Deferred Payment Adjustment Shares” has the meaning set forth in Section 2.06(d)(B).
“Deferred Payments” means the First Deferred Payment and Second Deferred Payment.
“Direct Claim” has the meaning set forth in Section 8.05(a).
“Direct Competitor” means a full-service investment bank that is primarily dedicated to the small-cap public market and that provides strategic and/or financial advisory services to principally emerging growth companies and their investors.

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“Disputed Amounts” has the meaning set forth in Section 2.05(c)(iii).
“Dollars” or “$” means the lawful currency of the United States.
“Draft Allocation Schedule” has the meaning set forth in Section 6.07.
“Due Date” has the meaning set forth in 2.07(d).
“Earnout Amount” means the Cash Earnout Amount and the Equity Earnout Amount.
“Earnout Adjustment Amount” has the meaning set forth in Section 2.07(e).
“Earnout Adjustment Shares” has the meaning set forth in Section 2.07(e)(B).
“Earnout Buyer Shares” has the meaning set forth in Section 2.07(e).
“Earnout Calculation” has the meaning set forth in Section 2.07(a).
“Earnout Calculation Statement” has the meaning set forth in Section 2.07(a).
“Employer Plan” has the meaning set forth in Section 3.18(a).
“Employment Letter and Non-Compete Agreement” means the (i) Executive Employment Agreement and Employee Non-Compete Agreement or Letter of Continuing Employment and Employee Non-Compete Agreement substantially in the form attached hereto as Exhibit D.
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, excluding non-exclusive licenses in and to Intellectual Property.
“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the

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Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Notice” means any written directive, written notice of violation or infraction, or written notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“Equity Earnout Amount” means the number of Buyer Shares equal to $6,000,000 divided by the Buyer Share Price.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company Group or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.
“Estimated Closing Working Capital” has the meaning set forth in Section 2.05(a)(ii).
“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.05(a)(ii).
“Excluded Taxes” has the meaning set forth in Section 6.03(a).
“Financial Statements” has the meaning set forth in Section 3.06.
“FINRA” means the Financial Industry Regulatory Authority.
“First Cash Deferred Payment” has the meaning set forth in Section 2.06(a).
“First Company Revenue Target” means $220,000,000.
“First Deferred Payment” means $20,000,000.
“First Deferred Payment Date” has the meaning set forth in Section 2.06(a).
“First Earnout Period” means the date that begins the day after the Closing Date and ends on the first anniversary of the Closing Date.
“First Retention Payment Date” means the date that is the one year anniversary of the Closing Date.
“Foreign Interests” has the meaning set forth in Section 4.14(c).

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“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Government Contracts” has the meaning set forth in Section 3.09(a)(vii).
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.
“Health Plan” has the meaning set forth in Section 3.18(h).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Immediate Family Member” means, with respect to any natural person, (i) such person’s spouse, parents and grandparents, (ii) children, grandchildren and siblings of such person or any natural person described in the foregoing clause (i), (iii) spouses of such person’s children, grandchildren and siblings, and (iv) estates, trusts, partnerships and other entities of which a majority of the interests are held directly or indirectly by the foregoing.
“Indebtedness” means, without duplication and with respect to the Company Group, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital); (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations (including all assigned lease agreements); (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by any member of the Company Group on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid or unaccrued interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).
“Indemnified Party” has the meaning set forth in Section 8.05.
“Indemnifying Party” has the meaning set forth in Section 8.05.
“Independent Accountant” means an independent accountant, mutually acceptable to the Sellers’ Representative and Buyer, with the expertise and qualifications to make asset allocation determinations in accordance with Section 1060 of the Code.

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“Individual Holders” has the meaning set forth in Section 3.03(d).
“Insurance Policies” has the meaning set forth in Section 3.14.
“Intellectual Property” means any and all intellectual property rights and industrial property rights, pursuant to the Laws of any jurisdiction throughout the world, arising from or associated with any and all: trademarks, service marks, trade names, and similar indicia of source or origin; websites and domain names, social media sites and pages, and all related content and data; designs and design registrations; copyrights and works of authorship, whether or not copyrightable; Trade Secrets, inventions, technology, and other confidential and proprietary information, whether or not patentable; and patents (including all reissues, divisionals, continuations, continuations-in-part, and extensions thereof), and all registrations, applications for registration, and renewals of such rights, and the goodwill connected with the use of and symbolized by any of the foregoing.
“Intended Tax Treatment” has the meaning set forth in Section 6.08.
“Interim Balance Sheet” has the meaning set forth in Section 3.06.
“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.
“Interim Financial Statements” has the meaning set forth in Section 3.06.
“IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property that is owned by a third Person, excluding Contracts for Off-the-Shelf Software, Contracts for Open Source Software, Contracts that include an implied license or other implied right to use such Intellectual Property, and any Contracts that do not impose upon Company Group any ongoing royalty or other fee in connection with the use of such Intellectual Property (e.g., any Contracts with customers containing provisions permitting the use of a customer’s trademark in connection with marketing materials).
“Knowledge of Buyer or Buyer’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of the Chief Executive Officer, President or Chief Financial Officer of Buyer or the knowledge such individuals should have had after reasonable inquiry of their direct reports.
“Knowledge of Sellers or Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of Michael Rabinowitz, Edward L. Rose, or Timothy G. Murphy, or the knowledge such individuals should have had after reasonable inquiry of such individual’s direct reports.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Liabilities” has the meaning set forth in Section 3.07.
“Lease Deposits” means those security deposits under real property leases of the Company Group in the amount set forth in Section 2.05(a)(i)(B) of the Confidential Disclosure Schedules.
“Leased Real Property” has the meaning set forth in Section 3.10(c).

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“Licensed Intellectual Property” means all Intellectual Property in which the Company Group holds any rights or interests granted by other Persons, including Sellers or any of their Affiliates.
“Lock-Up Agreement” has the meaning set forth in the Recitals.
“Lock-Up Period” shall have the meaning as defined in the Lock-Up Agreement.
“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include consequential, diminution in value, incidental, remote punitive or exemplary damages, except to the extent actually awarded to a Governmental Authority or other third party related to the actions of the Company Group or Sellers prior to the Closing.
“Material Adverse Effect” means, with respect to any Party or the Company Group, any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of such Person, or (b) the ability of such Person to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which such Person operates; (iii) any changes in financial or securities markets in general, including changes in prevailing interest rates, credit markets and credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) acts of God, weather events, floods, earthquakes, and natural disasters, (vi) the effects of the COVID-19 or any other pandemic, epidemic, disease, or other health emergency; (vii) any action required or permitted by this Agreement, or any action taken or not taken with the prior written consent of the other Party; (viii) any changes in applicable Laws or accounting rules, including GAAP; or (ix) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on such Person compared to other participants in the industries in which such Person conducts its businesses.
“Material Clients” has the meaning set forth in Section 3.13(a).
“Material Contracts” has the meaning set forth in Section 3.09(a).
“Material Suppliers” has the meaning set forth in Section 3.13(b).
“Maxim” has the meaning set forth in the Recitals.
“MFA” has the meaning set forth in the Recitals.
“MJR Corp.” has the meaning set forth in the preamble to this Agreement.
“Multiemployer Plan” has the meaning set forth in Section 3.18(c).

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“Net Capital Cash” means the total of all cash accounts (including accounts at Capital One Bank, JP Morgan Chase, Webster Bank, Community Bank), Receivable Clearing Firm (net of Clearing Deposit) of the Company Group plus securities owned by the Company Group, less securities sold by the Company Group.
“Net Capital Cash Certificate” means a certificate executed by the Chief Financial Officer of the Company certifying on behalf of the Company that as of as of 11:59 p.m. Eastern Standard Time or Eastern Daylight Time on the Closing Date, the Company has Net Capital Cash in an amount to be determined by the Parties in good faith prior to the Closing and an itemized list of the account or accounts where such Net Capital Cash is held.
“Off-the-Shelf Software” means commercially available software, including software as a service, platform as a service, desktop as a service, and infrastructure as a service, available on standard commercial terms.
“Open Source Software” means any software that is distributed as, or that contains, or is derived in any manner (in whole or in part) from, any “free software,” “open source software” or under similar licensing or distribution terms, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Apache License and any license identified as an open source license by the Open Source Initiative (www.opensource.org) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative or any Creative Commons License.
“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.
“Partners” has the meaning set forth in the preamble to this Agreement.
“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.
“PEO Plan” has the meaning set forth in Section 3.18(a).
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.
“Platform Agreements” has the meaning set forth in Section 3.11(h).
“Post-Closing Adjustment” has the meaning set forth in Section 2.05(b)(ii).

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“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such taxable period beginning after the Closing Date as determined under Section 6.04.
“Post-Closing Taxes” means Taxes of the Company Group for any Post-Closing Tax Period.
“PPACA” has the meaning set forth in Section 3.18(h).
“Pre-Closing Restructuring” means the restructuring to be completed in the manner and on the timeline as set forth in Schedule A.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date as determined under Section 6.04.
“Pre-Closing Taxes” means Taxes of the Company Group for any Pre-Closing Tax Period.
“Purchase Price” has the meaning set forth in Section 2.02.
“Qualified Benefit Plan” has the meaning set forth in Section 3.18(c).
“Real Property” means the real property owned, leased, subleased or licensed by the Company Group, together with all buildings, structures and facilities located thereon.
“Registration Rights Agreement” has the meaning set forth in the Recitals.
“Regulatory Reports” has the meaning set forth in Section 4.06(a).
“Related Party Contract” has the meaning set forth in Section 3.25.
“Related Person” means, with respect to any Person, (a) any Affiliate of such Person, (b) any officer, director, manager or equityholder of such Person or any Affiliate of such Person, or (c) any Immediate Family Member of such Person or any such Affiliate.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Representative” means, with respect to any Person, any and all directors/managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Resolution Period” has the meaning set forth in Section 2.05(c)(ii).
“Restricted Business” means lines of business in the financial services sector offered by the Company Group as of the Closing Date.
“Restricted Party Lists” means the Specially Designated Nationals and Blocked Persons list and all other sanctions lists administered by the United States Department of the Treasury, Office of Foreign Assets Control; any list of Persons subject to restrictions or prohibitions under

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United States export controls; and all other applicable lists of specially designated persons, groups and entities subject to international trade and financial sanctions, including those administered by the UK Office of Financial Sanctions Implementation, the European Commission and the United Nations Security Council.
“Restricted Period” has the meaning set forth in Section 5.07(a).
“Retention Participants” has the meaning set forth in Section 2.08.
“Retention Payments” means the sum of $80,000,000.
“Revenue Target” means the First Company Revenue Target or the Second Company Revenue Target, as applicable.
“Sanctioned Person” means any Person that (i) has been named on any Restricted Party Lists; (ii) is located in, organized under the laws of, headquartered in, a blocked national of, or resident in any country or territory subject to comprehensive economic sanctions or trade embargoes administered by the United States government; (iii) is the government or any agency or instrumentality of the government of a country or territory which is currently or has in the last five (5) years been itself the subject or target of economic sanctions imposed by the United States government, or (iv) is owned by, controlled by, acting for or on behalf of, or providing assistance, support, sponsorship or services of any kind to, or otherwise associated with any of the Persons referred to or described in clause (i), (ii), or (iii).
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SEC” means the United States Securities and Exchange Commission.
“Second Cash Deferred Payment” has the meaning set forth in Section 2.06(b).
“Second Company Revenue Target” means $256,000,000.
“Second Deferred Payment” means $20,000,000.
“Second Deferred Payment Date” has the meaning set forth in Section 2.06(b).
“Second Earnout Period” means the date that begins the day after end of the First Earnout Period and ends on the second anniversary of the Closing Date.
“Second Retention Payment Date” means the date that is the second anniversary of the Closing Date.
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Seller Acquisition Proposal” has the meaning set forth in Section 5.03(a).
“Seller Indemnitees” has the meaning set forth in Section 8.03.
“Seller Percentages” has the meaning set forth in Section 2.02.
“Sellers” has the meaning set forth in the preamble to this Agreement.

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“Sellers’ Representative” has the meaning set forth in Section 2.10(a).
“Single Employer Plan” means a pension plan which is a “single-employer plan” as defined in Section 4001 of ERISA.
“Statement of Objections” has the meaning set forth in Section 2.05(c)(ii).
“Straddle Period” has the meaning set forth in Section 6.04.
“Subsequent Adjustment Amount” has the meaning set forth in Section 2.03(a)(ii)(B).
“Subsequent Adjustment Date” has the meaning set forth in Section 2.03(a)(ii)(B).
“Subsequent Deferred Payment Adjustment Amount” has the meaning set forth in Section 2.06(d)(B).
“Subsequent Deferred Payment Adjustment Date” has the meaning set forth in Section 2.06(d)(B).
“Subsequent Earnout Adjustment Amount” has the meaning set forth in Section 2.07(e)(B).
“Subsequent Earnout Adjustment Date” has the meaning set forth in Section 2.07(e)(B).
“Subsidiary” means, when used with reference to any other Person, any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body or Persons performing similar functions, or more than fifty percent (50%) of the outstanding voting securities of which, are owned, directly or indirectly, by such first Person or (ii) any other Person with respect to which such first Person has voting control or controls the management.
“Target Working Capital” means $4,500,000.
“Tax Benefit” has the meaning set forth in Section 8.04(c).
“Tax Claim” has the meaning set forth in Section 6.05.
“Tax Reserves” means the aggregate liability for Taxes included in the calculation of Closing Working Capital (as increased or decreased, as the case may be, to reflect any adjustments finally agreed upon pursuant to Section 2.05).
“Tax Return” means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

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“Termination Fee” has the meaning set forth in Section 9.02.
“Territory” means States where the Company Group has offices as of the Closing Date.
“Third Party Claim” has the meaning set forth in Section 8.05(c).
“Third Retention Payment Date” means the date that is the third anniversary of the Closing Date.
“Trade Secrets” means trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques and other confidential and proprietary information and all rights therein, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use and is the subject of reasonable efforts to maintain such secrecy.
“Transaction Expenses” means all fees and expenses incurred by the Company Group or Sellers at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby.
“Transfer Date” has the meaning set forth in Section 2.03(a)(ii).
“Transfer Taxes” has the meaning set forth in Section 6.01(b).
“Treasury Regulations” means the Treasury regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a particular provision of the Treasury Regulations means, where appropriate, the corresponding successor provision.
“Undisputed Amounts” has the meaning set forth in Section 2.05(c)(iii).
“Union” has the meaning set forth in Section 3.19(b).
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
“Working Capital Review Period” has the meaning set forth in Section 2.05(c)(i).
ARTICLE 2

PURCHASE AND SALE
Section 1.0aPurchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (i) Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, all of the Class A Units of the Company, free and clear of all Encumbrances, for the consideration specified in Section 2.02 and (ii) the Parties shall enter into and agree to be bound by the Amended Operating Agreement.
Section 1.0bPurchase Price. Subject to the terms, conditions and adjustments provided for in this ARTICLE II, the aggregate purchase price for the Class A Units shall consist of (i) the Closing Payment set forth in Section 2.03(a)(i), the Deferred Payments set forth in

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Section 2.06 and the Earnout Payments set forth in Section 2.07, each payable in cash and (ii) the rights set forth in Section 2.03(a)(i), Section 2.06 and Section 2.07 to exchange Class B Units for Buyer Shares (the “Purchase Price”). Section 2.02 of the Confidential Disclosure Schedules sets forth the percentage of the Purchase Price to be paid to each Seller (the “Seller Percentages”).
Section 1.0cTransactions to be Effected at the Closing.
(i)Subject to the terms and conditions set forth in this Agreement and the Ancillary Documents, at the Closing Buyer, shall:
(1)deliver to Sellers a “Closing Payment” equal to $168,000,000, subject to the adjustments set forth in Section 2.05. The Closing Payment shall be paid by wire transfer of immediately available funds to Sellers in accordance with the Seller Percentages and to the accounts of Sellers designated in writing by Sellers’ Representative to Buyer no later than two (2) Business Days prior to the Closing Date.
(2)cause the Company to issue to the Sellers such number of Class B Units exchangeable for the number of Buyer Shares (rounded up to the nearest whole share) equal to the quotient of $112,000,000 (“Closing Equity Amount”) (not subject to adjustments under Section 2.05(a)) divided by the Buyer Share Price (the “Closing Buyer Shares”). In accordance with the terms of the Amended Operating Agreement, the Class B Units shall be exchanged for Buyer Shares on a one (1) to one (1) basis (one Buyer Share for one Class B Unit). Within ten (10) Business Days after the end of the later of the two (2) year anniversary of the expiration of the applicable Lock-Up Period and the date on which the applicable Buyer Shares (i.e., Closing Buyer Shares, Deferred Buyer Shares or Earnout Buyer Shares) shall be registered and be freely tradeable (such date of expiration, the “Transfer Date”), in the event that the aggregate amount received by the Sellers from the sale of Closing Buyer Shares during the period between the date hereof and the Transfer Date plus the value of the unsold Closing Buyer Shares based on the closing price of the Buyer Shares at the close of business on the Transfer Date is lower than seventy-five percent (75%) of the Closing Equity Amount (such deficit, the “Adjustment Amount”), Buyer shall, in its sole discretion,
(a)issue to the Sellers such number of Class B Units exchangeable for the number of Buyer Shares equal to the quotient of (A) the difference between the Closing Equity Amount and the Adjustment Amount (expressed as a positive number) divided by (B) the price of the Buyer Shares at the close of business on the Transfer Date; or
(b)pay to Sellers in cash an aggregate amount equal to the difference between the Closing Equity Amount and the Adjustment Amount (expressed as a positive number).
Any Class B Units exchangeable for Buyer Shares issued to Sellers as a result of any adjustment pursuant to this Section 2.03(a)(ii) (“Adjustment Shares”) shall be subject to further adjustment at

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such time that is two years from the issuance date of such Adjustment Shares (“Subsequent Adjustment Date”). In the event that on the Subsequent Adjustment Date, the aggregate value of such Adjustment Shares (determined by the product of the price per share of the Buyer Shares on the Subsequent Adjustment Date multiplied by the number of Adjustment Shares) (“Subsequent Adjustment Amount”), shall be less than the Adjustment Amount, Buyer shall, in its sole discretion,
(i)issue to the Sellers such number of Class B Units exchangeable for the number of Buyer Shares equal to the quotient of (A) the difference between the Adjustment Amount and the Subsequent Adjustment Amount (expressed as a positive number) divided by (B) the price of the Buyer Shares at the close of business on the Subsequent Adjustment Date; or
(ii)pay to Sellers in cash an aggregate amount equal to the difference between the Adjustment Amount and the Subsequent Adjustment Amount (expressed as a positive number).
(3)deliver to Sellers executed counterparts of the Ancillary Documents by each Seller, as applicable, and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement;
(4)pay, on behalf of the Company Group or Sellers, the following amounts:
(a)Outstanding Indebtedness of the Company Group to be paid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Indebtedness Certificate. For clarity, the Company Group may pay any outstanding Indebtedness of the Company Group prior to the Closing, so long as such payments do not result in the Company Group having less than the Clearing Deposit amount and the Net Capital Cash amount required at Closing.
(b)Any Transaction Expenses unpaid or unaccrued at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Transaction Expenses Certificate. For clarity, the Company Group or Sellers may pay any Transaction Expenses prior to the Closing, so long as such payments do not result in the Company Group having less than the Clearing Deposit amount and the Net Capital Cash amount required at Closing.
(ii)At the Closing, Sellers shall deliver to Buyer:

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(1)an assignment of the Class A Units to Buyer in form and substance satisfactory to Buyer (the “Class A Units Assignment”), duly executed by Sellers; and
(2)executed counterparts of the Ancillary Documents by each Seller, as applicable, and all other agreements, documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to Section 7.02 of this Agreement.
Section 1.0dClosing. Subject to the terms and conditions set forth in this Agreement and the Ancillary Documents, the consummation of the transactions contemplated hereby shall take place at a closing (the “Closing”) to be held no later than two (2) Business Days after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Sellers and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).
Section 1.0eClosing Payment Adjustment.
(i)Closing Adjustment.
(1)At the Closing, the Closing Payment shall be adjusted in the following manner:
(a)either (1) an increase by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.05(a)(ii)) is greater than the Target Working Capital, or (2) a decrease by the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital;
(b)an increase by the amount of the Net Capital Cash, the Lease Deposits, and the Clearing Deposit;
(c)a decrease by the amount of accrued or unaccrued employee expense including, but not limited to, salary, commissions, bonuses, benefits and profit sharing (plus the employer portion of any employment Taxes payable with respect to such expense to the extent not otherwise included in the calculation of Closing Working Capital, Indebtedness and Transaction Expenses) as of 11:59 p.m. Eastern Standard Time or Eastern Daylight Time on the Closing Date; provided not included in the calculation of the Estimated Closing Working Capital;
(d)a decrease by the amount of outstanding Indebtedness of the Company Group paid on behalf of the Company Group pursuant to Section 2.03(a)(iii)(A); and
(e)a decrease by the amount of unpaid or unaccrued Transaction Expenses of the Company Group paid on behalf of the Company Group pursuant to Section 2.03(a)(iii)(B).

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The net amount after giving effect to the adjustments listed above to the Closing Payment shall be the “Closing Date Payment”.
(2)At least three (3) Business Days before the Closing, Sellers’ Representative shall prepare and deliver to Buyer a statement setting forth its good faith estimate of the Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company Group as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the Chief Financial Officer of the Company Group that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Estimated Closing Working Capital Statement was being prepared and audited as of a fiscal year end. Section 2.05(a)(ii) of the Confidential Disclosure Schedules sets forth an example of the Estimated Closing Working Capital Statement as if the Closing Date had occurred on December 31, 2022, as well as the calculation of the Closing Date Payment as if the Closing Date had occurred on December 31, 2022; the Parties agree that the same calculation methodologies used in the example will be used for purposes of the actual Estimated Closing Working Capital Statement and the Closing Working Capital Statement, as well as the Closing Date Payment.
(ii)Post-Closing Adjustment.
(1)Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative a statement setting forth its calculation of the Closing Working Capital, which statement shall contain a balance sheet of the Company Group as of the Closing Date (without giving effect to the transactions contemplated herein) (the “Closing Balance Sheet”), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Buyer that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared and audited as of a fiscal year end.
(2)The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”).
(iii)Examination and Review.

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(1)Examination. After receipt of the Closing Working Capital Statement, Sellers’ Representative shall have thirty (30) days (the “Working Capital Review Period”) to review the Closing Working Capital Statement. During the Working Capital Review Period, Sellers’ Representative and its Representatives shall have full access to the books and records of the Company Group, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Sellers’ Representative or its Representatives may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (as defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company Group.
(2)Objection. On or prior to the last day of the Working Capital Review Period, Sellers’ Representative may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Sellers’ objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Sellers’ Representative fails to deliver the Statement of Objections before the expiration of the Working Capital Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Sellers. If Sellers’ Representative delivers the Statement of Objections before the expiration of the Working Capital Review Period, Buyer and Sellers shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Sellers, shall be final and binding.
(3)Resolution of Disputes. If Sellers and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of an Independent Accountant who, acting as an expert and not arbitrator, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The Parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

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(4)Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Sellers and Buyer.
(5)Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the Sellers’ Representative and Buyer shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and its adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the Parties hereto absent reasonably discernible error.
(iv)Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within five (5) Business Days of acceptance of Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Sellers’ Representative, as the case may be. If the Post-Closing Adjustment is a positive number, the Post-Closing Adjustment shall be paid by Buyer to Sellers; if the Post-Closing Adjustment is a negative number, the absolute value of the Post-Closing Adjustment shall be paid by each Seller to Buyer based on each Sellers’ Percentage.
(v)Adjustments for Tax Purposes. Any payments made pursuant to Section 2.05 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.
Section 1.0fDeferred Payments. Subject to the terms and conditions set forth in this Agreement and the Ancillary Documents, Buyer shall pay Sellers the Deferred Payments as follows:
(i)The amount of $8,000,000 of the First Deferred Payment (the “First Cash Deferred Payment”) shall be paid on the date that is the first anniversary of the Closing Date (the “First Deferred Payment Date”).
(ii)The amount of $8,000,000 of the Second Deferred Payment (the “Second Cash Deferred Payment”) shall be paid on the date that is the second anniversary of the Closing Date (the “Second Deferred Payment Date”).
(iii)The First Cash Deferred Payment and the Second Cash Deferred Payment shall be paid to Sellers in accordance with the Seller Percentages by wire transfer of immediately available funds to an account or accounts designated in writing by Sellers’ Representative to Buyer no later than two (2) Business Days prior to the applicable Deferred Payment Date.
(iv)Following each of the First Deferred Payment Date and the Second Deferred Payment Date the Company shall issue to the Sellers such number of Class B Units exchangeable for the number of Buyer Shares

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(rounded up to the nearest whole share) equal to the quotient of $12,000,000 (each a “Deferred Equity Amount”) divided by the Buyer Share Price (each the “Deferred Buyer Shares”). Within ten (10) Business Days after the Transfer Date, in the event that the aggregate amount received by the Sellers from the sale of the Deferred Buyer Shares during the period between issuance of such shares and the Transfer Date plus the value of the applicable unsold Deferred Buyer Shares based on the closing price of the Buyer Shares at the close of business on the Transfer Date is lower than seventy-five percent (75%) of the Deferred Equity Amount (such deficit, the “Deferred Payment Adjustment Amount”), Buyer shall, in its sole discretion,
(a)issue to the Sellers such number of Class B Units exchangeable for the number of Buyer Shares equal to the quotient of (A) the difference between the Deferred Equity Amount and the Deferred Payment Adjustment Amount (expressed as a positive number) divided by (B) the price of the Buyer Shares at the close of business on the Transfer Date; or
(b)pay to Sellers in cash an aggregate amount equal to the difference between the Deferred Equity Amount and the Deferred Payment Adjustment Amount (expressed as a positive number).
Any Class B Units exchangeable for Buyer Shares issued to Sellers as a result of any adjustment pursuant to this Section 2.06(d) (“Deferred Payment Adjustment Shares”) shall be subject to further adjustment at such time that is two years from the issuance date of such Deferred Payment Adjustment Shares (“Subsequent Deferred Payment Adjustment Date”). In the event that on the Subsequent Deferred Payment Adjustment Date, the aggregate value of such Deferred Payment Adjustment Shares (determined by the product of the price per share of the Buyer Shares on the Deferred Payment Subsequent Adjustment Date multiplied by the number of Adjustment Shares) (“Subsequent Deferred Payment Adjustment Amount”), shall be less than the Deferred Payment Adjustment Amount, Buyer shall, in its sole discretion,
(i)issue to the Sellers such number of Class B Units exchangeable for the number of Buyer Shares equal to the quotient of (A) the difference between the Deferred Payment Adjustment Amount and the Subsequent Deferred Payment Adjustment Amount (expressed as a positive number) divided by (B) the price of the Buyer Shares at the close of business on the Subsequent Deferred Payment Adjustment Date; or
(ii)pay to Sellers in cash an aggregate amount equal to the difference between the Deferred Payment Adjustment Amount and the Subsequent Deferred Payment Adjustment Amount (expressed as a positive number).

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Section 1.0g Earnout Payments. Subject to the terms and conditions set forth in this Agreement and the Ancillary Documents,
(i)As soon as practicable, but in any event within forty five (45) days after the end of each Calculation Period, Buyer shall prepare, or cause to be prepared, and deliver to the Sellers’ Representative a written statement (in each case, an “Earnout Calculation Statement”) setting forth in reasonable detail its determination of Company Revenue for the applicable Calculation Period and the resulting Earnout Amount for such Calculation Period (in each case, an “Earnout Calculation”).
(ii)Any dispute with respect to the Earnout Calculation Statement shall be determined, generally, in accordance with the dispute resolution procedures set forth in Section 2.05 as adjusted to conform to this Section 2.07.
(iii)In the event that the Revenue Target has been achieved for the associated Calculation Period, the Sellers shall be entitled to receive and Buyer shall pay to the Sellers, in accordance with Section 2.07(e), the Cash Earnout Amount and the Equity Earnout Amount. In the event the Revenue Target for any Calculation Period exceeds seventy percent (70%) of the applicable Revenue Target but is less than ninety percent (90%) the Revenue Target, the Sellers shall be entitled to receive and Buyer shall pay to the Sellers, a percentage of the Cash Earnout Amount and the Equity Earnout Amount equal to the percentage of the applicable Revenue Target that was achieved. In the event the Revenue Target for any Calculation Period equals or exceeds ninety percent (90%) the Revenue Target, the Earnout Amount shall be payable in full to the Sellers.
(iv)Any Earnout Amount that Buyer is required to pay pursuant to Section 2.07(c) hereof shall be paid in full no later than five (5) Business Days following the date upon which the Earnout Calculation Statement for the applicable Calculation Period becomes final and binding upon the parties as provided in Section 2.07(c) (each, a “Due Date”). Buyer shall pay to the Sellers, in accordance with their Seller Percentage, the applicable Cash Earnout Amount by wire transfer of immediately available funds to the bank account provided to Buyer by the Sellers’ Representative on behalf of the Sellers. If Buyer fails to pay any Earnout Amount on or prior to its Due Date, then, without limiting any other remedy otherwise available to the Sellers, the applicable Earnout Amount will bear interest from its Due Date by the lesser of (A) eight percent (8%) or (B) the maximum rate of interest permitted by applicable Law, in each case on an annual basis until the date of payment of such Earnout Amount in accordance with Section 2.07(c).
(v)Following each Due Date the Company shall issue to the Sellers such number of Class B Units exchangeable for the number of Buyer Shares (rounded up to the nearest whole share) equal to the quotient of Equity Earnout Amount divided by the Buyer Share Price (each the “Earnout Buyer Shares”). Within ten (10) Business Days after the Transfer Date, in the event that the aggregate amount received by the Sellers from the sale of the Earnout Buyer Shares during the period between issuance of such shares and the Transfer Date plus the value of the applicable unsold Earnout Buyer Shares based on the closing price of the Buyer Shares at

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the close of business on the Transfer Date is lower than seventy-five percent (75%) of the Earnout Amount (such deficit, the “Earnout Adjustment Amount”), Buyer shall, in its sole discretion,
(a)issue to the Sellers such number of Class B Units exchangeable for the number of Buyer Shares equal to the quotient of (A) the difference between the Earnout Amount and the Earnout Adjustment Amount (expressed as a positive number) divided by (B) the price of the Buyer Shares at the close of business on the Transfer Date; or
(b)pay to Sellers in cash an aggregate amount equal to the difference between the Earnout Amount and the Earnout Adjustment Amount (expressed as a positive number).
Any Class B Units exchangeable for Buyer Shares issued to Sellers as a result of any adjustment pursuant to this Section 2.07(d) (“Earnout Adjustment Shares”) shall be subject to further adjustment at such time that is two (2) years from the issuance date of such Earnout Adjustment Shares (“Subsequent Earnout Adjustment Date”). In the event that on the Subsequent Earnout Adjustment Date, the aggregate value of such Earnout Adjustment Shares (determined by the product of the price per share of the Buyer Shares on the Earnout Subsequent Adjustment Date multiplied by the number of Adjustment Shares) (“Subsequent Earnout Adjustment Amount”), shall be less than the Earnout Adjustment Amount, Buyer shall, in its sole discretion,
(i)issue to the Sellers such number of Class B Units exchangeable for the number of Buyer Shares equal to the quotient of (A) the difference between the Earnout Adjustment Amount and Earnout Adjustment Amount (expressed as a positive number) divided by (B) the price of the Buyer Shares at the close of business on the Subsequent Earnout Adjustment Date; or
(ii)pay to Sellers in cash an aggregate amount equal to the difference between the Earnout Adjustment Amount and the Subsequent Earnout Adjustment Amount (expressed as a positive number).
(vi)During the Earnout Period Buyer shall not, directly or indirectly, take any actions that have the principal purpose of avoiding or reducing any of the Earnout Amounts hereunder. However, if Buyer proposes to take any action (or causes the Company Group to take any action) outside of the ordinary course of business that could reasonably be expected to have a material adverse impact on Revenue Targets, which shall include Buyer’s decision to consolidate the operations of any direct or indirect business acquired by the Company Group and included in the Revenue Target calculations, then Buyer and the Earnout Recipients shall negotiate in good faith with respect to adjusting the Revenue Target for any affected Calculation Period or otherwise amending the methodology for calculation of the Earnout Amount hereunder to account for such impact.

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Section 1.0hRetention Payments. Subject to the terms and conditions set forth in this Agreement and the Ancillary Documents, Buyer shall pay Retention Payments to those employees of the Company Group who are mutually agreed upon by Buyer and Sellers (the “Retention Participants”). Sellers have provided to Buyer a schedule of recommended Retention Participants which will form the basis of the final schedule of Retention Participants as agreed by Buyer and Sellers. The Retention Payments shall be reflected in a retention agreement or an employment agreement between a member of the Company Group and each Retention Participant. The payment of any Retention Payment to a Retention Participant shall be subject to and conditioned on (i) compliance by the Retention Participant with terms of the employment agreement and (ii) the continued employment of the Retention Participant with a member of the Company Group through the end the applicable Retention Payment Date; provided, however, that Buyer shall not terminate such Retention Participant’s employment solely to avoid or delay making any such Retention Payments and a Retention Participant shall be entitled to retain its Retention Payment if terminated by the Company Group for any reason other than cause (as defined in such Retention Participant’s employment agreement) with payment made on the normal Retention Payment Date. In the event a Retention Participant is not employed by a member of the Company Group at the end of a Retention Payment Date and is no longer entitled to any portion of his or her Retention Payment, Buyer shall have the right, in a manner reasonably acceptable to the Company Group, to reduce or reallocate the former employee’s applicable Retention Payment to one or more other Company Group employees; provided that Buyer shall not be able to retain any amount of the Retention Payment. The Retention Payments shall be allocated for payment on the First Retention Payment Date, the Second Retention Payment Date and the Third Retention Payment Date based on a determination by the Parties in good faith prior to the Closing as to the Retention Participants who will be allocated payments on these dates.
(i)If earned, Retention Payments shall be paid to Retention Participants forty percent (40%) in cash and sixty percent (60%) in Buyer Shares.
(1)The aggregate number of Buyer Shares included in a Retention Payment shall be equal to the quotient of sixty percent (60%) of the Retention Payment, divided by the Buyer Share Price, and all such shares shall be registered and freely tradeable Buyer Shares.
(2)Subject to applicable withholdings, the cash portion of Retention Payments shall be paid to Retention Participants in accordance with standard payroll practices promptly following the applicable Retention Payment Dates.
(3)Buyer Shares portion of any Retention Payments will be evidenced by written confirmation from Buyer’s Transfer Agent that Buyer Shares pertaining to the Retention Payments have issued in book-entry form to the name of the Retention Participants, subject to a restricted share legend and subject to receipt of investment letters executed by each Retention Participant.
Section 1.0iBuyer Shares Adjustment. Notwithstanding any other provision of this ARTICLE II, if, between the date of this Agreement and the payment of any Deferred Payment, Earnout Payment or Retention Payment, Buyer Shares shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereof shall be declared with a record date within such period, then the number of Buyer Shares exchangeable for Class B Units held by Sellers or issued to the Retention Participants pursuant to this Agreement will be appropriately and proportionally adjusted so that the number of such Buyer Shares (or such class

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of shares into which shares of Buyer Shares have been changed) that will be exchanged for Class B Units or issued as part of a Retention Payment will equal in number of such shares that Sellers or Retention Participants would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares, readjustment or stock dividend had the record date therefore had been immediately following the Deferred Payment, Earnout Payment or Retention Payment.
Section 1.jSellers’ Representative.
(i)Each Seller, on behalf of itself and its successors and assigns, appoints Michael Rabinowitz as its agent, proxy, attorney-in-fact and representative under this Agreement (in such capacity, the “Sellers’ Representative”) and authorizes and directs the Sellers’ Representative to take any and all actions in the name and on behalf of such Seller as may be necessary or appropriate to exercise or perform the rights, powers and obligations of such Seller under this Agreement or any other Ancillary Document and to consummate the transactions contemplated hereby or thereby, with full power of substitution to act in the name, place and stead of such Seller, including (i) bringing, managing, controlling, defending and settling on behalf of a Seller Indemnitee any indemnification claims by or against a Purchaser Indemnitee under ARTICLE VII, including any third party claims, (ii) making on behalf of such Seller any determinations and taking all actions on its behalf relating to the Purchase Price adjustments under Section 2.05, and managing all disputes with respect thereto, and (ii) exercising such rights, power and authority, as are authorized, delegated and granted to the Sellers’ Representative on behalf of Sellers pursuant to this Agreement (including the right to receive notices and other documentation pursuant to the terms of this Agreement on behalf of Sellers). By its execution hereof, each Seller hereby authorizes, delegates and grants to the Sellers’ Representative authority to take all actions that this Agreement and any Ancillary Document provide are to be taken by such Seller. All decisions and actions by the Sellers’ Representative, including any agreement between the Sellers’ Representative and Buyer relating to the defense or settlement of any claims for which a Seller may be required to indemnify under this Agreement shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same, and Buyer is entitled to rely upon the same in all respects and shall have no liability to any individual Seller for any action taken by the Sellers’ Representative on behalf of the Sellers in accordance with this Section. The provisions of this Section are irrevocable and coupled with an interest.
(ii)Each Seller agrees that the Sellers’ Representative (i) shall not be liable for any actions taken or omitted to be taken under or in connection with this Agreement or any Ancillary Document or the transactions contemplated hereby or thereby and (ii) shall not owe any fiduciary duty or have any fiduciary responsibility to any Seller or the Company as a result of its actions taken as the Sellers’ Representative pursuant to this Agreement or any Ancillary Document.
(iii)Each Seller shall, up to the amount of its Sellers Percentage, indemnify the Sellers’ Representative and hold it harmless against any Losses incurred on the part of the Sellers’ Representative and arising out of or in connection with the acceptance or administration of the Sellers’

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Representative’s duties under this Agreement, including the reasonable fees and expenses of any legal counsel retained by the Sellers’ Representative. In no event shall the Sellers’ Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Sellers’ Representative shall be fully protected against the Sellers in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof. In connection with the performance of its rights and obligations hereunder, the Sellers’ Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Sellers, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Sellers’ Representative may deem necessary or desirable from time to time. All of the indemnities, immunities, releases and powers granted to the Sellers’ Representative under this Section shall survive the Closing.
Section 1.kWithholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price and Retention Payments all Taxes that Buyer and the Company Group may be required to deduct and withhold under any provision of Tax Law; provided that, prior to any such deduction or withholding, Buyer or the Company, as applicable, shall provide at least five (5) Business Days’ written notice to the Person subject to such deduction or withholding regarding the amount and the nature of such deduction or withholding and shall reasonably cooperate with such Person to lawfully mitigate or eliminate such deduction or withholding. To the extent that Buyer or the Company, as applicable, timely pays the amount so deducted and withheld to the appropriate Governmental Authority, such deducted or withheld amount shall be treated as delivered to the recipient hereunder.
Section 1.lEquity Portfolio. Section 2.12 of the Confidential Disclosure Schedules sets forth (i) a schedule of the portfolio of investment securities owned by or registered in the name of a member of the Company Group as of the date of this Agreement and (ii) the portion of the investment securities that have been committed for allocation to parties other than a member of the Company Group (“Allocated Securities”). After the Closing, Buyer shall be entitled to fifty percent (50%) of any of the net proceeds from the liquidation of any of the investment securities listed on Section 2.12 of the Confidential Disclosure Schedules that are not Allocated Securities. For the avoidance of doubt, during the time from the date hereof to the Closing Date, nothing contained herein shall prohibit Sellers from selling, transferring, or otherwise disposing of any of the investment securities.
ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as set forth in the correspondingly numbered Section of the Confidential Disclosure Schedules, Sellers represent and warrant to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.
Section 1.0aOrganization and Authority of Sellers. Each Seller that is a limited liability company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has full limited liability company power and authority to enter into this Agreement and the Ancillary Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each Seller that is a corporation is duly organized, validly existing and in good

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standing under the Laws of the jurisdiction of its organization and has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any Ancillary Document to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder, and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution, and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms. When each Ancillary Document to which each Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution, and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms.
Section 1.0bOrganization, Authority and Qualification of the Company. Each member of the Company Group is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Confidential Disclosure Schedules sets forth each jurisdiction in which each member of Company Group is licensed or qualified to do business, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. All actions required to be taken by the Company Group in connection with this Agreement and the other Ancillary Documents to which such member of the Company Group is a party will be duly authorized on or prior to the Closing. Prior to the Closing, the Pre-Closing Restructuring shall have been completed in accordance with applicable Law and all necessary actions and approvals shall have been taken and received in connection with the Pre-Closing Restructuring. The Amended Operating Agreement shall be duly authorized and executed and shall be in full force and effect and enforceable in accordance with its terms.
Section 1.0cCapitalization.
(i)As of the date hereof, Partners is sole owner of and has good and valid title to the Class A Units set forth on Schedule B, free and clear of all Encumbrances. Immediately after the Pre-Closing Restructuring, Sellers will be the record owners of and have good and valid title to the Class A Units set forth on Schedule B, free and clear of all Encumbrances. The Class A Units constitute, and will constitute at Closing, one hundred percent (100%) of the total issued and outstanding membership interests in the Company. The Class A Units outstanding as of the date hereof have been duly authorized and are validly issued. Except for the Class A Units, no Seller or any other Person owns, beneficially or otherwise, any membership or other interests in the Company. Upon consummation of the transactions contemplated by this Agreement where a portion of the membership interests of the Company are acquired by Buyer, Buyer shall own all of the Class A Units owned by the Sellers, free and clear of all Encumbrances.
(ii)The Class A Units were and will be issued in compliance with applicable Laws. The Class A Units were not and will not be issued in violation of

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the Organizational Documents of the Company or any other agreement, arrangement, or commitment to which any Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.
(iii)There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership or other interests in any member of the Company Group or obligating Sellers or the Company Group to issue or sell any membership or other interests in any member of the Company Group. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Class A Units.
(iv)Section 3.03 of the Confidential Disclosure Schedules sets forth the names of the individuals who immediately prior to the Closing Date will own, directly or indirectly through their ownership of interests in the Sellers, fifteen percent (15%) or more of the Class A Units owned by the Sellers immediately prior to the Closing Date (the “Individual Holders”).
Section 1.0dSubsidiaries. Other than with respect to the Company’s ownership of Maxim and MFA, none of the members of the Company Group own or have any interest in any shares or has an ownership interest in any other Person.
Section 1.0eNo Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of such Seller or any member of the Company Group; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller or any member of the Company Group, except where the conflict, violation, breach, default, acceleration, termination, modification, cancellation, failure to give notice or obtain consent, or Encumbrance would not, individually or in the aggregate, have a Material Adverse Effect; (c) except as set forth in Section 3.05 of the Confidential Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which such Seller or any member of the Company Group is a party or by which such Seller or any member of the Company Group is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of any member of the Company Group; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of any member of the Company Group. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Seller or any member of the Company Group in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required by FINRA or under the HSR Act.
Section 1.0fFinancial Statements. Except as set forth in Section 3.06 of the Confidential Disclosure Schedules, complete copies of each member of the Company Group’s audited financial statements consisting of the balance sheet as at December 31 in each of the years 2021, 2020 and 2019 and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and

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unaudited financial statements consisting of the balance sheets of the Company Group as at September 30, 2022 and the related statements of income and retained earnings, members’ equity and cash flow for the nine (9)-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company Group, and fairly present in all material respects the financial condition of the Company Group as of the respective dates they were prepared and the results of the operations of the Company Group for the periods indicated. The consolidated balance sheets of the Company Group as of December 31, 2021 are referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.” The consolidated balance sheets of the Company Group as of September 30, 2022, are referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” The Company Group maintains a standard system of accounting established and administered in accordance with GAAP.
Section 1.0gUndisclosed Liabilities. The Company Group has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (c) those which would not otherwise be required to be reflected or reserved against in a balance sheet prepared in accordance with GAAP; (d) liabilities related to the future performance of any Material Contract (but excluding any liabilities for breach of contract, breach of warranty, tort, infringement, violation of Law, claim or lawsuit), (e) liabilities incurred in connection with the transactions contemplated hereby, (f) Company Indebtedness and Company Transaction Expenses or amounts that will be discharged or paid in full prior to the Closing Date, and (g) liabilities specifically identified on Section 3.07 of the Confidential Disclosure Schedules.
Section 1.0hAbsence of Certain Changes, Events, and Conditions. Except as set forth in Section 3.08 of the Confidential Disclosure Schedules, since the Balance Sheet Date, there has not been, with respect to the Company Group, any:
(i)event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group;
(ii)amendment of the Organizational Documents of a member of the Company Group;
(iii)split, combination or reclassification of any membership interests in a member of the Company Group;
(iv)issuance, sale or other disposition of, or creation of any Encumbrance on, any membership interests in a member of the Company Group, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any membership interests in a member of the Company Group;

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(v)declaration or payment of any distributions on or in respect of any membership interests in a member of the Company Group or redemption, purchase or acquisition of any member of the Company Group outstanding membership interests;
(vi)material change in any method of accounting or accounting practice of a member of the Company Group, except as required by GAAP or as disclosed in the notes to the Financial Statements;
(vii)material change in the Company Group’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts (if any), accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(viii)entry into any Contract that would constitute a Material Contract, other than non-exclusive licenses in and to Intellectual Property;
(ix)incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;
(x)transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements, except in the ordinary course of business consistent with past practice;
(xi)transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements, excluding non-exclusive licenses or sublicenses in and to Company Intellectual Property;
(xii)unintentional abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Company Intellectual Property;
(xiii)material damage, destruction or loss (whether or not covered by insurance) to its property;
(xiv)any capital investment in, or any loan to, any other Person in excess of $100,000;
(xv)acceleration, termination, material modification to or cancellation of any Material Contract;
(xvi)any material capital expenditures;
(xvii)imposition of any Encumbrance upon any member of the Company Group’s properties or assets, tangible or intangible, excluding non-exclusive licenses in and to Company Intellectual Property, including for the avoidance of doubt, any implied non-exclusive licenses in and to Company Intellectual Property resulting from the sale, lease or other provision of goods or services;

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(xviii)(i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, managers, managing members, independent contractors or consultants, other than as provided for in any written agreements, in the ordinary course of business consistent with past practice or required by applicable Law, (ii) change in the terms of employment (including, but not limited to, any changes in compensation or benefits) for any employee or any termination of any employees for which the aggregate costs and expenses exceed $100,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, managing member, independent contractor or consultant;
(xix)hiring or promoting any person as or to (as the case may be) as an officer;
(xx)adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, manager, managing member, independent contractor or consultant other than in the ordinary course of business consistent with past practice, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;
(xxi)any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former managers, managing members, officers and employees;
(xxii)entry into a new line of business or abandonment or discontinuance of existing lines of business;
(xxiii)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(xxiv)purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;
(xxv)acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof, other than in the ordinary course of business consistent with past practice;
(xxvi)action by any member of the Company Group to make, change or rescind any material Tax election, amend any material Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

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(xxvii)any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 1.0iMaterial Contracts.
(i)Section 3.09(a) of the Confidential Disclosure Schedules lists each of the following Contracts of the Company Group (in the case of Contracts pertaining to the business of the Company Group such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property listed or otherwise disclosed in Section 3.10(c) of the Confidential Disclosure Schedules and all Company IP Agreements set forth in Section 3.11(b) of the Confidential Disclosure Schedules, being “Material Contracts”):
(1)each Contract involving aggregate consideration in excess of $100,000 per year and which, in each case, cannot be cancelled by any member of the Company Group without penalty or without more than thirty (30) days’ notice;
(2)each Contract that expressly provides for the indemnification by any member of the Company Group of any Person or the assumption of any Tax, environmental or other Liability of any Person;
(3)each Contract that relates to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);
(4)all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which a member of the Company Group is a party;
(5)each employment agreement or Contracts with independent contractors or consultants (or similar arrangements) to which any member of the Company Group is a party and which are not cancellable without material penalty or without more than thirty (30) days’ notice;
(6)except for Contracts relating to trade payables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company Group;
(7)each Contract with any Governmental Authority to which a member of the Company Group is a party (“Government Contracts”);
(8)any Contract that limits or purports to limit the ability of a member of the Company Group to compete in any line of business or with any Person or in any geographic area or during any period of time;

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(9)any Contract to which a member of the Company Group is a party that provides for any joint venture, partnership or similar arrangement by the Company;
(10)each Related Party Contract; and
(11)all collective bargaining agreements or Contracts with any Union to which the Company Group is a party.
(ii)Each Material Contract is valid and binding on the member of the Company Group that is a party thereto in accordance with its terms and is in full force and effect. No member of the Company Group or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or has received written notice alleging that a member of the Company Group is in breach of or default under) or has provided or received any written notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each written Material Contract or in the case of any oral Material Contracts, a complete and correct written description of material terms (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.
Section 1.jTitle to Tangible Personal Assets; Real Property.
(i)Except as set forth in Section 3.10(a) of the Confidential Disclosure Schedules, the Company Group has good and valid title to, or a valid leasehold interest in, all tangible personal property and all real property and other tangible or real assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):
(1)liens for Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings;
(2)mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent, and which are not, individually or in the aggregate, material to the business of the Company Group or the amount or validity of which is being contested in good faith by appropriate proceedings;
(3)easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company Group;

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(4)liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company Group; or
(5)all Liens imposed by Laws relating to the offering, solicitation, subscription, sale, resale, issuance, exchange, transfer, distribution or other disposition of securities, including, the Securities Act and the Securities Exchange Act of 1934.
(ii)No member of the Company Group owns or has ever owned fee interest in any Real Property.
(iii)Notwithstanding the disclosures provided in Section 3.09(a) of the Confidential Disclosure Schedules, Section 3.10(c) of the Confidential Disclosure Schedules lists all Contracts of Sellers and the Company Group for the lease, sublease, license or other use or occupancy of Real Property by a member of the Company Group (“Leased Real Property”), which list includes: (i) the street address of each parcel of Real Property; (ii) if such property is leased, subleased or licensed, the landlord or licensor, the rental amount currently being paid, and the expiration of the term of such lease, sublease or license for Leased Real Property; and (iii) the current use of such property.
(iv)With respect to the Leased Real Property:
(1)Sellers have delivered or made available to Buyer true, complete and correct copies of all Contracts for the Leased Real Property, and all such Contracts are valid, legally binding, enforceable and in full force and effect;
(2)no member of the Company Group is in material breach of or default under any Contract for the Leased Real Property;
(3)the Company Group is in material compliance with all terms of such Contracts, including but not limited to all insurance requirements thereof;
(4)no event has occurred that, with notice, lapse of time or both, would constitute a breach or default by any member of the Company Group pursuant to any Contracts for the Leased Real Property or that would permit early termination by the landlord or licensee thereunder;
(5)there are no pending or to the Sellers’ Knowledge threatened, in writing, appropriation, condemnation, eminent domain or like proceedings relating to the Leased Real Property;
(6)neither Seller nor any member of the Company Group has entered into or assumed and become subject to any written or oral sublease, license, concession, occupancy agreement or other contract granting to any other Person (other than Sellers or the Company Group) the right to use or occupy any Leased Real

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Property, and no Person (other than the Company Group) is in possession of any Leased Real Property;
(7)the use and operation of the Leased Real Property in the conduct of the Company Group’s business do not violate in any material respect any Law;
(8)to the Sellers’ Knowledge, no material improvements constituting a part of the Leased Real Property encroach on real property owned or leased by a Person other than a member of the Company Group; and
(9)there are no Actions pending nor, to the Sellers’ Knowledge, threatened against or affecting the Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.
Section 1.kIntellectual Property.
(i)Section 3.11(a) of the Confidential Disclosure Schedules contains a correct, current, and complete list of all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status.
(ii)Section 3.11(b) of the Confidential Disclosure Schedules contains a correct, current and complete list of all: (i) Company IP Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Company IP Agreements under which a member of the Company Group is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property, excluding any agreements pertaining to the sale, lease or provisions of goods or services that qualify as a Company IP Agreement solely because they contain an implied non-exclusive right or license to exploit Company Intellectual Property associated with such goods or services; (ii) all IP Agreements, involving aggregate consideration in excess of $100,000 per year, under which a member of the Company Group is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) all IP Agreements which otherwise relate to a member of the Company Group’s ownership or use of Intellectual Property, excluding any Contracts with employees or contractors regarding the Company Group’s ownership of any Intellectual Property authored, invented or otherwise created or developed by such employees or contractors.
(iii)The members of the Company Group are the sole and exclusive legal and beneficial owners, and with respect to the Company IP Registrations, record owners of all right, title and interest in and to the Company Intellectual Property, in each case, free and clear of Encumbrances other than Permitted Encumbrances, any non-exclusive licenses in and to Company Intellectual Property including any implied non-exclusive licenses in and to Company Intellectual Property resulting from the sale, lease or other provisions of goods or services. Each member of the Company Group has entered into binding, valid and enforceable, written

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Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation or development of any Intellectual Property during the course of employment or engagement with such member of the Company Group whereby such employee or independent contractor (i) acknowledges such member’s exclusive ownership of all Intellectual Property invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with such member; (ii) grants to a member of the Company Group a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. All assignments and other instruments necessary to establish, record, and perfect the Company Group’s ownership interest in the Company IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities.
(iv)Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company Group’s right to own or use any Company Intellectual Property or Licensed Intellectual Property.
(v)All Company IP Registrations are subsisting, valid and enforceable other than Company IP Registrations that Company Group has determined in the ordinary course of business to allow to go abandoned, become lapsed, or dedicated to the public. The Company Group has taken all commercially reasonable steps to maintain and enforce the material Company Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non- disclosure agreements. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars.
(vi)To the Sellers’ Knowledge, the conduct of the Company Group’s business as currently and formerly conducted, including its current and former use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, do not infringe, misappropriate or otherwise violate, and, in the past three (3) years have not infringed, misappropriated or otherwise violated, the Intellectual Property or other rights of any Person. To the Sellers’ Knowledge, no Person is currently infringing, misappropriating, or otherwise violating or has infringed, misappropriated or otherwise violated any Company Intellectual Property in the past three (3) years.
(vii)There are no Actions (including any opposition, cancellation, revocation, review or other proceeding), whether settled, pending or threatened in writing (including in the form of written offers to obtain a license in connection with a written assertion of infringement): (i) alleging any infringement, misappropriation or other violation by any member of the Company Group of the Intellectual Property of any Person; (ii)

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challenging the validity, enforceability, registrability, patentability or ownership of any Company Intellectual Property; or (iii) by any member of the Company Group alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property. No member of the Company Group is subject to any outstanding Governmental Order or parties to any Action involving a motion or petition for a Government Order that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property.
(viii)Section 3.11(h) of the Confidential Disclosure Schedules contains a correct, current, and complete list of all social media accounts used in the Company Group’s business. The Company Group has complied with all material terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or threatened in writing, alleging any (A) breach or other violation of any Platform Agreement by the Company Group; or (B) defamation, violation of publicity rights of any Person, or any other violation by the Company Group in connection with its use of social media.
(ix)All Company IT Systems are in good working condition and are sufficient for the operation of the Company Group’s business as currently conducted. In the past eighteen (18) months, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of the Company Group and that has not been remedied. The Company Group has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining commercially reasonable backup, disaster recovery, and software and hardware support arrangements.
(x)The Company Group has complied in all material respects with all applicable Privacy Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company Group’s business. In the past thirty-six (36) months, no member of the Company Group has (i) experienced any material actual data breach or other material security incident involving personal information in its possession or control or (ii) been subject to or received any written notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company Group’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification.
Section 1.lAccounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company Group involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of the Company Group not subject to claims of set-off or other

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defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.
Section 1.mClients and Suppliers.
(i)Section 3.13(a) of the Confidential Disclosure Schedules sets forth (i) the top ten (10) clients based on consideration paid to a member of the Company Group for the twelve-month period ended December 31, 2021 and the nine (9) month period ended September 30, 2022 (collectively, the “Material Clients”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Company Group has not received any written notice that any of its Material Clients has ceased or intends to cease after the Closing, to use its services or to otherwise terminate or materially reduce its relationship with a member of the Company Group.
(ii)Section 3.13(b) of the Confidential Disclosure Schedules sets forth (i) the top ten (10) suppliers based on consideration paid directly by a member of the Company Group for the twelve-month period ended December 31, 2021 and the nine (9) month period ended September 30, 2022 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Company Group has not received any written notice that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to a member of the Company Group or to otherwise terminate or materially reduce its relationship with a member of the Company Group.
Section 1.nInsurance. Section 3.14 of the Confidential Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, business interruption, product liability, umbrella liability, real and personal property, workers’ compensation, employer liability, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company Group relating to the assets, business, operations, employees, officers, managing members and managers of the Company Group (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. No member of the Company Group has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or accrued or, if due and payable prior to Closing, will be paid or accrued prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company Group. All such Insurance Policies (a) are valid and binding in accordance with their terms and (b) have not been subject to any lapse in coverage. There are no claims related to the business of the Company Group pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of the Company Group is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company Group and are sufficient for compliance with all applicable Laws and Contracts to which a member of the Company Group is a party or by which it is bound.
Section 1.oLegal Proceedings; Governmental Orders.

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(i)Except as set forth on Section 3.15(a) of the Confidential Disclosure Schedules, there are no Actions pending or, to such Seller’s Knowledge, threatened (a) against or by the Company Group affecting any of its properties or assets (or by or against such Seller or any Affiliate thereof and relating to the Company) or (b) against or by the Company Group, such Seller or any Affiliate of such Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
(ii)There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company Group’s properties or assets. The Company Group is in compliance with the terms of each Governmental Order set forth in Section 3.15(b) of the Confidential Disclosure Schedules.
Section 1.pCompliance With Laws; Permits.
(i)Each member of the Company Group has complied, and is now complying, in all material respects, with all Laws applicable to it or its business, properties or assets.
(ii)To the Sellers’ Knowledge, no representative or agent of the Company Group has used any funds of the Company Group for: (i) unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in violation of applicable Law; (ii) any payment in violation of applicable Law to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) any other payment in violation of applicable Laws.
(iii)The operations of the Company Group are and have been conducted at all times in material compliance, as applicable, with the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act) and money laundering statutes in all applicable jurisdictions and no action involving the Company Group with respect to the foregoing is pending or, to the Sellers’ Knowledge, threatened.
(iv)All material Permits required for the Company Group to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid or accrued in full. Section 3.16(d) of the Confidential Disclosure Schedules lists all current material Permits issued to the Company Group, including the names of the Permits and their respective dates of issuance and expiration. To the Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.16(d) of the Confidential Disclosure Schedules.
Section 1.qEnvironmental Matters.
(i)Each member of the Company Group is, and during the past three (3) years has been in compliance in all material respects with applicable

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Environmental Laws; (b) to the Sellers’ Knowledge, none of the properties currently or formerly owned, leased or operated by the Company Group (including, without limitation, soils and surface and ground waters) are contaminated with, and no member of the Company Group has released, any Hazardous Materials which requires reporting, investigation, remediation, monitoring or other response action by the Company Group pursuant to applicable Environmental Law; (c) to the Sellers’ Knowledge, no member of the Company Group is, in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Materials; (d) the Company Group has all Environmental Permits, and the Company Group is in compliance in all material respects with such Environmental Permits; and (e) the Company Group is not the subject of any pending or, or to Sellers’ Knowledge, threatened Action, nor has the Company Group received any written notice, alleging any material violation of or, or material liability under, Environmental Laws.
(ii)Sellers have provided or otherwise made available to Buyer (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company Group or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company Group related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).
Section 1.rEmployee Benefit Matters.
(i)Section 3.18(a) of the Confidential Disclosure Schedules contains a true and complete list of each material pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, equity, phantom equity or other equity-based compensation, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, life insurance, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company Group or Sellers for the benefit of any current or former employee, officer, manager, managing member, retiree, independent contractor or consultant of a member of the Company Group or any spouse or dependent of such individual, or under which such member of the Company Group or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.18(a) of the Confidential Disclosure Schedules, each, a

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“Benefit Plan”). Each Benefit Plan that is sponsored or maintained by a professional employer organization is separately listed and referred to herein as a “PEO Plan.” Each Benefit Plan that is not a PEO Plan is referred to herein as an “Employer Plan.” The Company Group has separately identified in Section 3.18(a) of the Confidential Disclosure Schedules each PEO Plan and Employer Plan under separate categories.
(ii)With respect to each Employer Plan, Sellers have made available to Buyer accurate, current and complete copies of each of the following: (i) the plan document together with all amendments; (ii) where the Employer Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions and required participant notices and disclosures, summaries of material modifications, summaries of benefits and coverage, employee handbooks and any other material written communications relating to any Employer Plan; (v) in the case of any Employer Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Employer Plan’s continued qualification; (vi) in the case of any Employer Plan for which a Form 5500 must be filed, a copy of the two (2) most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) the most recent nondiscrimination tests performed under the Code; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, or other Governmental Authority relating to the Employer Plan. Sellers have made available to Buyer accurate and current copies of the summaries or summary plan descriptions of PEO Plans and adoption or participation agreements to the extent provided to Sellers by the PEO or signed by the Sellers or any member of the Company Group.
(iii)Each Employer Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in material compliance with all applicable Laws (including ERISA/the Code). Each Employer Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable determination letter from the Internal Revenue, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Seller’s Knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Employer Plan that has subjected or could reasonably be expected to subject the Company Group or any of its ERISA Affiliates or, with respect to any period on or after the

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Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.
(iv)All benefits, contributions and premiums required to have been made by applicable Law or the terms of any Benefit Plan have been timely paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. Each Employer Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company Group does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.
(v)With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code; (iii) no such plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) other than a PEO Plan; (iv) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (v) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a Single Employer Plan subject to Title IV of ERISA; and (vi) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived, has occurred with respect to any such plan.
(vi)Each Employer Plan, and each PEO Plan, can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company Group or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. None of the Sellers, the Company Group nor any of their Affiliates has any commitment or obligation and has made no representations to any employee, officer, manager, managing member, independent contractor, or consultant, whether or not legally binding to adopt, amend, modify, or terminate any Benefit Plan, or any change in employee participation or coverage thereunder in connection with the consummation of the transactions contemplated by this Agreement or otherwise.
(vii)The Company Group has complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code. None of the Benefit Plans provide post-termination or retiree health or life insurance benefits, except as may be required by Section 4980B of the Code and Section 601 of ERISA, or any other applicable Law.
(viii)The Company Group and each Employer Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been for the past six (6) years in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and to the Sellers’ Knowledge, no event has occurred, and no condition or circumstance exists, that would subject the Company Group or any Health

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Plan to any material Liability for penalties or excise Taxes under Sections 4980D or 4980H of the Code.
(ix)There is no pending or, to the Sellers’ Knowledge, threatened Action relating to an Employer Plan or the Company Group’s participation in a PEO Plan (other than routine claims for benefits), and no Employer Plan has and, to the Sellers’ Knowledge, no PEO Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.
(x)Each individual who is classified by the Company Group as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.
(xi)Except as set forth in Section 3.18(k) of the Confidential Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, managing member, officer, employee, independent contractor or consultant of a member of the Company Group to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of any member of the Company Group to merge, amend or terminate any Benefit Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.
Section 1.sEmployment Matters.
(i)Sellers have provided a list of all persons who are employees, independent contractors or consultants of the Company Group as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current and as of December 31, 2021, (if employed or contracted at that date) annual base compensation rate or contract fee; and (v) current and as of December 31, 2021, (if employed or contracted at that date) amount of commission, bonus and other incentive-based compensation for the year ended 2021; and (vi) a description of material fringe benefits, if any, to be provided to each such individual as of the date hereof that are not provided to employees generally. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, heretofore due and payable to all employees, independent contractors or consultants of the Company Group for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Closing Working Capital Statement).
(ii)No member of the Company Group is, and has not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for

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the past three (3) years, any Union representing or, to the Sellers’ Knowledge, purporting to represent any employee of the Company Group or its Subsidiaries, and to the Sellers’ Knowledge, no Union or group of employees of the Company Group is seeking or has sought to organize employees for the purpose of collective bargaining. In the past three (3) years, there has not been, nor to the Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, or concerted refusal to work overtime affecting the Company Group, their Subsidiaries or any of their employees. None of the Company Group has a current duty to bargain with any Union.
(iii)The Company Group is and has been in the last three (3) years in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance, except for failures to comply that were not and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on any member of the Company Group. All individuals characterized and treated by any member of the Company Group as independent contractors, or consultants are properly treated as independent contractors under all applicable Laws, except for any failures to do so that were not and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on any member of the Company Group. All employees of the Company Group classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified, except for any failures to do so that were not and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on any member of the Company Group. The Company Group are in compliance with and have during the last three (3) years complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations, except for any failures to comply that were not and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on any member of the Company Group. There are no Actions against any member of the Company Group, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of any member of the Company Group, including, without limitation, any charge, investigation, claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers compensation, leaves of

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absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.
(iv)In the last three (3) years, the Company Group has complied in all material respects with the WARN Act and it has no plans to undertake any action before the Closing Date that would trigger the WARN Act.
Section 1.tTaxes.
(i)All material Tax Returns required to be filed on or before the Closing Date by the Company Group have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All material Taxes due and owing by the Company Group (whether or not shown on any Tax Return) have been, or will be, timely paid or otherwise contested in good faith through appropriate means.
(ii)All members of the Company Group have withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party of the Company Group, and materially complied with all information reporting and backup withholding provisions of applicable Law.
(iii)Within the past six (6) years, no written claim has been made by any taxing authority in any jurisdiction where a member of the Company Group does not file Tax Returns that it is, or may be, subject to material Tax by that jurisdiction.
(iv)No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of the Company Group.
(v)The amount of the Liability of the Company Group for unpaid Taxes for all periods ending on or before September 30, 2022, does not, in the aggregate, materially exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Liability of the Company Group for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, materially exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the members of the Company Group (and which accruals shall not materially exceed comparable amounts incurred in similar periods in prior years.)
(vi)Section 3.20(f) of the Confidential Disclosure Schedules sets forth:
(1)the taxable years of the Company Group as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;
(2)those years for which examinations by the taxing authorities have been completed; and
(3)those taxable years for which examinations made in writing by taxing authorities are presently being conducted.

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(vii)Except as set forth in Section 3.20(g) of the Confidential Disclosure Schedules, all deficiencies asserted, or assessments made in writing, against of the Company Group as a result of any written examinations by any taxing authority have been fully paid.
(viii)None of the members of the Company Group are parties to any written Action by any taxing authority. There are no pending or, to Sellers’ Knowledge, threatened Actions made in writing by any taxing authority.
(ix)Sellers have delivered or otherwise made available to Buyer copies of all federal, state, local, and foreign income, franchise and similar Tax Returns, which have been filed, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company Group for all Tax periods ending after December 31, 2017.
(x)There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of the Company Group.
(xi)None of the members of the Company Group are parties to, or bound by, any material Tax indemnity, Tax sharing or Tax allocation agreement, other than agreements entered in the ordinary course of business the primary purposes of which was not Tax.
(xii)No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into, or issued by any taxing authority with respect to any member of the Company Group.
(xiii)The Company Group are members of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. No member of the Company Group has any Liability for Taxes of any Person (other than a member of the Company Group) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.
(xiv)No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(xv)None of the members of the Company Group is, and has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
Notwithstanding anything to the contrary contained in this Agreement: (i) the representations and warranties set forth in this Section 3.20 and Section 3.18 constitute the sole and exclusive representations and warranties regarding Taxes, Tax Returns and other matters relating to Taxes and (ii) nothing in this Agreement (including this Section 3.20 and Section 3.18) shall be construed as providing a representation or warranty with respect to (A) the existence, amount, expiration date or limitations on (or availability of) in a taxable period (or portion thereof) beginning after the Closing Date of any tax attribute (including net operating loss, cap loss, Tax credit carryover or other Tax asset) of the Company Group generated or arising in or in respect of a Post-Closing Tax Period or (B) any Tax position that the Buyer or its Affiliates (including the Company Group) may take in respect of a Post-Closing Tax Period.
Section 1.uBooks and Records. The Books and Records of the Company Group accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of

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and the providing of services by the Company Group in all material respects. The Books and Records of the Company Group have been maintained, in all material respects in accordance with reasonable business practices. “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, its business or its transactions are otherwise reflected, other than stock books. At the Closing, all of those Books and Records will be in the possession of relevant member of the Company Group.
Section 1.vBrokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company Group or Sellers.
Section 1.wFull Disclosure. No representation or warranty by Sellers in this Agreement and no statement contained in the Confidential Disclosure Schedules to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.
Section 1.xSophisticated Investors; Due Diligence. Each Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits of the transactions contemplated by this Agreement. Each Seller is an “accredited investor” as defined by applicable federal and state securities laws and regulations. Each Seller acknowledges that it has had the opportunity to conduct due diligence and investigation with respect to Buyer and has been afforded (a) the opportunity to ask such questions of as they deemed necessary, and to receive answers from, representatives of such Seller and Company concerning any matter; (b) access to information about Buyer and its financial condition, results of operations, business, properties, management and prospects sufficient to enable Sellers to evaluate the transactions contemplated by this Agreement; and (c) the opportunity to obtain such additional information that Buyer possesses or can acquire without unreasonable effort or expense that is necessary to make an informed decision with respect to transactions contemplated by this Agreement. Each Seller has sought such accounting, legal and tax advice as each considered necessary to make an informed decision with respect to the transactions contemplated by this Agreement.
Section 1.yRelated Parties. Except as set forth on Section 3.25 of the Confidential Disclosure Schedule, none of the Sellers, nor any Related Person of the Sellers, (a) is party to any Contract with any member of the Company Group (each, a “Related Party Contract”), (b) has any direct or indirect interest in (i) any asset owned or leased by any member of the Company Group or used in its business or (ii) any consultant, service provider, supplier, customer, landlord, tenant, creditor or debtor of any member of the Company Group, or (c) has any loan outstanding from, or is otherwise a debtor of, or has any loan outstanding to, or is otherwise a creditor of, and member of the Company Group. Each Related Party Contract is valid and binding on the Person that is a party thereto in accordance with its terms and is in full force and effect. No member of the Company Group or any other party thereto is in breach of or default under (or has received written notice alleging that a member of the Company Group is in breach of or default under) or has provided or received any written notice of any intention to terminate, any Related Party Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Related Party Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. The performance of each Related Party Contract has not violated or breached any Law or caused or resulted in the violation or breach of any Contract to which any member of the Company Group is a party. Complete and correct copies of each written Related Party Contract or in the case of any oral Related Party Contracts, a

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complete and correct written description of material terms (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.
Section 1.zExclusivity of Representations and Warranties. Except as otherwise expressly provided in this ARTICLE III (as modified by the Confidential Disclosure Schedules), the Sellers and the Company Group hereby expressly disclaim and negate, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company Group, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Buyer, its affiliates or any of their respective Representatives by, or on behalf of, the Company Group, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Confidential Disclosure Schedules), none of the Company Group nor any other person on behalf of the Company Group has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Buyer, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company Group (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Buyer, its affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.
ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in (i) the correspondingly numbered Section of the Confidential Disclosure Schedules or (ii) filings made by Buyer with the SEC under the Securities Act or the Securities Exchange Act, Buyer represents and warrants to Sellers that the statements contained in this ARTICLE IV are true and correct as of the date hereof.
Section 1.0aOrganization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Buyer has full corporate power and authority to (i) enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and (ii) own or to lease its assets and properties and to operate its business as it is now being conducted. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery by Sellers) this Agreement constitutes a legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.
Section 1.0bNo Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a)

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conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) conflict with or result in a violation or breach of, or default under any provision of, or require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings and approval required by FINRA, the SEC, or under the HSR Act.
Section 1.0cInvestment Purpose. Buyer is acquiring the Class A Units solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Class A Units are not registered under the Securities Act, or any state securities laws, and that the Class A Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.
Section 1.0dBrokers. Except for Prime Executions, Inc. dba Freedom Capital Markets, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.
Section 1.0eSufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the cash portion of the Purchase Price and Retention Payments and sufficient number of authorized but unissued shares of Buyer’s common stock to consummate the transactions contemplated by this Agreement.
Section 1.0fRegulatory Reports; Internal Controls.
(i)Since December 31, 2020, Buyer has filed all reports, schedules, forms, statements, notices, declarations, certifications, applications, registrations, amendments and other documents required to be filed by Buyer, on a timely basis (including prior to the expiration of any valid extension of time of filing), as required by any Governmental Authority, including but not limited to as required under the Securities Act and the Securities Exchange Act, including pursuant to Section 13(a), 14(a) or 15(d) thereof (collectively, the “Regulatory Reports”), other than the Buyer’s Form 10-Q for the quarterly period ended September 30, 2022, which was not filed on a timely basis. As of their respective dates, the Regulatory Reports complied in all material respects with the requirements of applicable Law, and none of the Regulatory Reports filed with the SEC, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as set forth in Section 4.06(a) of the Confidential Disclosure Schedules, as of the date hereof, to Buyer’s Knowledge, none of the Regulatory Reports is the subject of any ongoing review by any Governmental Authority, nor are there any outstanding comments from the SEC or any other Governmental Authority to the Regulatory Reports. As of the date hereof, there are no events or occurrences that require Buyer to file a Current Report on Form 8-K with the SEC.

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(ii)As required by the rules, regulations and guidance of the SEC, Buyer and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the Securities Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Buyer, including its consolidated Subsidiaries, is timely made known to Buyer’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Securities Exchange Act are being prepared, and to ensure such material information be included in Buyer’s periodic and current reports required under the Securities Exchange Act.
(iii)As required by the rules, regulations and guidance of the SEC, Buyer and its Subsidiaries have established and maintain a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Buyer’s financial reporting and the preparation of Buyer’s financial statements for external purposes in accordance with GAAP. Buyer’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of the internal controls prior to the date of this Agreement, to Buyer’s auditors and the audit committee of the board of directors of Buyer (x) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.
(iv)Since December 31, 2020, each of the principal executive officer and principal financial officer of Buyer (or each former principal executive officer and principal financial officer of Buyer, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Securities Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq, as applicable, and the statements contained in any such certifications were true and complete when made.
Section 1.0gCapitalization.
(i)The authorized capital stock of Buyer consists of 500,000,000 shares of common stock, $0.001 par value per share, of which, on a fully diluted basis, 59,542,212 shares were issued and outstanding as of the date hereof (the “Buyer Capitalization Date”) and 20,000,000 shares of preferred stock, $.001 par value per share, of which no shares are issued or outstanding as of the date hereof. All of the issued and outstanding shares of capital stock of Buyer have been duly authorized and validly issued, are fully paid and non-assessable, and are free of preemptive rights.
(ii)All of such shares were issued in compliance in all respects with all applicable Laws and contractual obligations binding on Buyer. None were issued in violation of any contract to which Buyer is a party or in violation of any preemptive or similar rights of any Person.
(iii)Except as set forth in Section 4.07(c) of the Confidential Disclosure Schedules, as of Buyer Capitalization Date, no bonds, debentures, notes or

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other Indebtedness of Buyer have the right to vote on any matters on which stockholders of Buyer may vote and no trust preferred or subordinated debt securities of Buyer were issued or outstanding. Other than awards granted pursuant to the Freedom Holding Corp. 2019 Equity Incentive Plan there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Buyer to issue, transfer, sell, purchase, redeem or otherwise acquire any Buyer Shares.
(iv)There are no voting trusts, stockholder agreements or other agreements in effect pursuant to which Buyer or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of Buyer Shares or other equity interests of Buyer.
(v)Buyer Shares, when issued in accordance with ARTICLE II of this Agreement, (i) will be duly authorized, validly issued, fully paid and non-assessable, and (ii) will be free and clear of any Liens other than as a result of any action by Sellers or their Affiliates; provided, however, that Buyer Shares are subject to restrictions on transfer under applicable securities laws and this Agreement. The issuance of Buyer Shares is not subject to any preemptive rights or rights of first refusal or similar rights applicable to Buyer.
Section 1.0hLegal Proceedings.
(i)Except as set forth in Section 4.08 of the Confidential Disclosure Schedules, there are no Actions pending or, to Buyer’s Knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that may give rise or serve as a basis for any such Action.
(ii)There are no outstanding United States or non-United States Governmental Orders and no material unsatisfied judgments, penalties or awards against or affecting Buyer, its Subsidiaries or any of its or their properties or assets. Buyer and each of its Subsidiaries is in material compliance with the terms of each United States or non-United States Governmental Order set forth in Section 4.08 of the Confidential Disclosure Schedules. No event has occurred, or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.
Section 1.0iFinancial Statements.
(i)The audited consolidated financial statements and unaudited consolidated interim financial statements of Buyer included or incorporated by reference in the Regulatory Reports filed with the SEC since December 31, 2020 present fairly in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of Buyer and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal, recurring and immaterial year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial

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statements have been prepared from, and are in accordance with, the books and records of Buyer and its Subsidiaries.
(ii)Except as set forth in Section 4.06(a) of the Confidential Disclosure Schedules, since December 31, 2020 Buyer has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.
Section 1.jUndisclosed Liabilities. Buyer has no Liabilities, except (a) those which are adequately reflected or reserved against in the consolidated balance sheet of Buyer and its Subsidiaries as of December 31, 2021, and the footnotes to such consolidated balance sheet, in each case set forth in Buyer’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2022, and (b) those which have been incurred in the ordinary course of business consistent with past practice since September 30, 2022 and which are not, individually or in the aggregate, material in amount.
Section 1.kAbsence of Certain Changes. Since September 30, 2022, (i) the business of Buyer and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.
Section 1.lCompliance with Laws; Permits.
(i)Buyer and each of its Subsidiaries has complied, and is now complying, in all material respects with all Laws applicable to it or its business, properties or assets.
(ii)To Buyer’s Knowledge, no representative or agent of Buyer has used any funds of Buyer for: (i) unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in violation of applicable Law; (ii) any payment in violation of applicable Law to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) any other payment in violation of applicable Laws.
(iii)The operations of Buyer and its Subsidiaries are and have been conducted at all times in material compliance, as applicable, with the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act) and money laundering statutes in all applicable jurisdictions and no action involving Buyer or its Subsidiaries with respect to the foregoing is pending or, to Buyer’s Knowledge, threatened.
(iv)All material Permits required for Buyer or any of its Subsidiaries to conduct its business have been obtained by it and are valid and in full force and effect. To Buyer’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit.

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Section 1.mDebarment. Buyer is not, nor is any of its Affiliates, presently debarred, suspended, proposed for debarment, subject to a show cause notice from an agency suspension and debarment official or declared ineligible for the award of contracts by any Governmental Authority.
Section 1.nOFAC; Ownership.
(i)Buyer and its Subsidiaries, Affiliates, directors, officers, and employees are, and for the past five (5) years have been, in compliance with Trade Control Laws in all material respects. There have been no claims, complaints, charges, investigations, voluntary or directed disclosures, enforcement actions, or other proceedings under Trade Control Laws involving Buyer, there are no pending or to the Knowledge of Buyer, threatened claims or investigations involving suspected or confirmed violations thereof.
(ii)Neither Buyer, nor any of its Subsidiaries, Affiliates, directors, officers, or employees, or, to Buyer’s Knowledge, any agents acting on Buyer’s behalf, is, or in the last five (5) years has been (i) a Sanctioned Person or (ii) conducted business with, or engaged in any transaction with, a Sanctioned Person.
(iii)No foreign Governmental Authority, agency of a foreign Governmental Authority, or representative of a foreign Governmental Authority, no business enterprise or other Person organized, chartered or incorporated under the Laws of any country other than the United States or its territories, nor any Person who is not a citizen or national of the United States, (i) owns a voting interest in Buyer sufficient to elect, or is otherwise entitled to representation on, Buyer’s governing board; (ii) has or will have the ability to access classified information in the possession of any cleared facility of any Subsidiary of Buyer; or (iii) has the power, direct or indirect, whether or not exercised, and whether or not exercisable through the ownership of Buyer’s securities, by contractual arrangements or other means, to direct or decide matters affecting the management or operations of Buyer (the affiliations described in clauses (i), (ii) or (iii), “Foreign Interests”) in a manner that may result in unauthorized access to classified information or may adversely affect the performance of classified contracts. To Buyer’s Knowledge, no fact or circumstance related to Buyer or its ownership would preclude or delay national security classification clearance approval sufficient to perform its obligations under this Agreement.
(iv)Neither Buyer nor any of its Affiliates has any direct or indirect Foreign Interests.
(v)Buyer is not a “foreign person” or a “foreign entity,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof; is not under foreign ownership, control or influence as defined in the National Industrial Security Program Operating Manual; and is not a “foreign person” within the meaning of the International Traffic in Arms Regulations.
Section 1.oSophisticated Investor; Due Diligence. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits of the

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transactions contemplated by this Agreement. Buyer is an “accredited investor” as defined by applicable federal and state securities laws and regulations, including in Rule 501 of Regulation D of the Securities Act. Buyer acknowledges that it has had the opportunity to conduct due diligence and investigation with respect to Sellers and has been afforded (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Sellers and the Company Group concerning any matter; (b) access to information about Sellers and their financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate the transactions contemplated by this Agreement; and (c) the opportunity to obtain such additional information that Sellers possess or can acquire without unreasonable effort or expense that is necessary to make an informed decision with respect to transactions contemplated by this Agreement. Buyer has sought such accounting, legal and tax advice as it considered necessary to make an informed decision with respect to the transactions contemplated by this Agreement.
Section 1.pFull Disclosure. No representation or warranty by Buyer in this Agreement and no statement contained in the Confidential Disclosure Schedules to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.
Section 1.qTaxes.
(i)All material Tax Returns required to be filed on or before the Closing Date by the Buyer and its Subsidiaries have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All material Taxes due and owing by the Buyer (whether or not shown on any Tax Return) have been, or will be, timely paid or otherwise contested in good faith through appropriate means.
(ii)Buyer and its Subsidiaries have withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party of the Buyer and its Subsidiaries, and materially complied with all information reporting and backup withholding provisions of applicable Law.
(iii)Within the past six (6) years, no written claim has been made by any taxing authority in any jurisdiction where the Buyer and its Subsidiaries does not file Tax Returns that it is, or may be, subject to material Tax by that jurisdiction.
(iv)No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of the Buyer or its Subsidiaries.
(v)The amount of the Liability of the Buyer and its Subsidiaries for unpaid Taxes for all periods ending on or before September 30, 2022, does not, in the aggregate, materially exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Liability of the Buyer and its Subsidiaries for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, materially exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past

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custom and practice of the members of the Buyer and its Subsidiaries (and which accruals shall not materially exceed comparable amounts incurred in similar periods in prior years).
(vi)Section 4.17(f) of the Confidential Disclosure Schedules sets forth:
(1)the taxable years of the Buyer and its Subsidiaries as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;
(2)those years for which examinations by the taxing authorities have been completed; and
(3)those taxable years for which examinations made in writing by taxing authorities are presently being conducted.
(vii)Except as set forth in Section 4.17(g) of the Confidential Disclosure Schedules, all deficiencies asserted, or assessments made in writing, against of the Buyer and its Subsidiaries as a result of any written examinations by any taxing authority have been fully paid.
(viii)None of the Buyer or any of its Subsidiaries are parties to any written Action by any taxing authority. There are no pending or, to Buyer’s Knowledge, threatened Actions made in writing by any taxing authority.
(ix)Buyer has delivered or otherwise made available to Sellers copies of all federal, state, local, and foreign income, franchise and similar Tax Returns, which have been filed, examination reports, and statements of deficiencies assessed against, or agreed to by, the Buyer and its Subsidiaries for all Tax periods ending after December 31, 2017.
(x)There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of the Buyer and its Subsidiaries.
(xi)None of the Buyer or its Subsidiaries are parties to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement, other than agreements entered in the ordinary course of business the primary purposes of which was not Tax.
(xii)No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into, or issued by any taxing authority with respect to the Buyer or its Subsidiaries.
(xiii)The Buyer and its Subsidiaries are members of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Buyer has no Liability for Taxes of any Person (other than a member of the Company Group) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.
(xiv)The Buyer is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

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(xv)None of the Buyer or any of its Subsidiaries is, and has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
Notwithstanding anything to the contrary contained in this Agreement: (i) the representations and warranties set forth in this Section 4.17 constitute the sole and exclusive representations and warranties of the Buyer regarding Taxes, Tax Returns and other matters relating to Taxes and (ii) nothing in this Agreement (including this Section 4.17) shall be construed as providing a representation or warranty with respect to any Tax position that the Sellers may take in respect of a Post-Closing Tax Period.
Section 1.rExclusivity of Representations and Warranties. Except as otherwise expressly provided in this ARTICLE IV (as modified by the Confidential Disclosure Schedules), Buyer hereby expressly disclaim and negate, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Buyer, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Sellers, their affiliates or any of their respective Representatives by, or on behalf of, Buyer, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Confidential Disclosure Schedules), none of Buyer nor any other Person on behalf of Buyer has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Sellers, their affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Buyer (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Sellers, their affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.
ARTICLE 5

COVENANTS
Section 1.0aConduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Sellers shall, and shall cause the Company Group to, (x) conduct their business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company Group and to preserve the rights, franchises, goodwill and relationships of its employees, officers, managers, managing members, independent contractors, consultants, customers, lenders, suppliers, regulators and others having business relationships with the Company Group. Without limiting the foregoing, from the date hereof until the Closing Date, Sellers shall cause each member of the Company Group to:
(i)preserve and maintain all of its Permits;
(ii)cause Maxim to apply for and prosecute, a Continuing Membership Application with FINRA, as well as any required filings with the SEC or applicable state securities regulatory agencies;

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(iii)pay its debts, Taxes and other obligations when due, other than any such debts, Taxes or other obligations that are disputed by Sellers or the Company Group in good faith pursuant to appropriate proceedings, provided that Buyer has, to the extent practicable, prior notice of any such proceeding;
(iv)preserve and maintain the Net Capital Cash;
(v)maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(vi)continue in full force and effect without modification all Insurance Policies, except as required by applicable Law or in connection with renewal thereof;
(vii)exercise commercially reasonable efforts to defend and protect its material properties and material assets from infringement or usurpation;
(viii)perform all of its material obligations under all Material Contracts relating to or affecting its properties, assets or business;
(ix)maintain its books and records in accordance with past practice;
(x)comply in all material respects with all applicable Laws; and
(xi)not to take or permit any action that would cause any of the changes, events, or conditions described in Section 3.08 to occur (for the avoidance of doubt, other than in the ordinary course of business consistent with past practice).
Section 1.0bAccess to Information. From the date hereof until the Closing, Sellers shall, and shall cause the Company Group to, subject to applicable Law, (a) afford Buyer and its Representatives access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to the Company Group; (b) afford Buyer and its Representative reasonable access to the Company Group employees; (c) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company Group as Buyer or any of its Representatives may reasonably request, including but not limited to all data and information that is required for the preparation of historical and pro forma financial statements as may be necessary for the Buyer to comply with its reporting obligations with the SEC; and (d) instruct the Representatives of Sellers and the Company Group to cooperate with Buyer in its investigation of the Company Group. Any investigation pursuant to this Section 5.02 shall be upon reasonable prior notice, during normal business hours, and conducted in such manner as not to interfere unreasonably with the conduct of the business of Sellers or the Company Group. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Sellers in this Agreement.
Section 1.0cNo Solicitation of Other Bids.
(i)Sellers shall not, and shall not authorize or permit any of their Affiliates (including the Company Group) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding a Seller Acquisition Proposal; (ii) enter into

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discussions or negotiations with, or provide any information to, any Person concerning a possible Seller Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated and shall cause its Affiliates (including the Company Group) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, a Seller Acquisition Proposal. For purposes hereof, “Seller Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving the Company Group; (ii) the issuance or acquisition of membership interests in the Company Group; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company Group’s properties or assets.
(ii)From the date of this Agreement to the first anniversary of the Closing Date, Buyer shall not, and shall not authorize or permit any of their Affiliates or any of its Representatives to, directly or indirectly (unless consented to in writing by the Sellers’ Representative), (i) encourage, solicit, initiate, facilitate or continue inquiries regarding the acquisition of the equity interests of a Direct Competitor through a merger, consolidation, liquidation, recapitalization or other business combination transaction, or of a significant portion of the assets of business of a Director Competitor (a “Buyer Acquisition Proposal”); (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Buyer Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding a Buyer Acquisition Proposal. Buyer shall immediately cease and cause to be terminated and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, a Buyer Acquisition Proposal.
(iii)In addition to the other obligations under this Section 5.03, each of Sellers and Buyer shall promptly (and in any event within three (3) Business Days after receipt thereof by such Party) advise the other Party orally and in writing of any Seller Acquisition Proposal or Buyer Acquisition Proposal, as applicable, any request for information with respect to any Seller Acquisition Proposal or Buyer Acquisition Proposal, as applicable, or any inquiry with respect to or which could reasonably be expected to result in a Seller Acquisition Proposal or Buyer Acquisition Proposal, as applicable, the material terms and conditions of such request, Seller Acquisition Proposal or Buyer Acquisition Proposal, as applicable, or inquiry, and the identity of the Person making the same.
(iv)Each Party agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to such Party and that money damages would not provide an adequate remedy to such Party.

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Section 1.0dNotice of Certain Events.
(i)From the date hereof until the Closing, Sellers on the one hand and Buyer on the other hand shall promptly notify the other Party in writing of:
(1)any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group or Buyer, as applicable(B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Sellers or Buyer hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;
(2)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(3)any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(4)any Actions commenced or, to Sellers’ Knowledge or Buyer’s Knowledge, threatened against, relating to or involving or otherwise affecting Sellers or the Company Group on the one hand, or Buyer, on the other hand, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.15 or Section 4.08, as applicable, or that relates to the consummation of the transactions contemplated by this Agreement.
(ii)From the date hereof until the Closing, Buyer shall promptly notify Sellers in writing of any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Buyer hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.03 to be satisfied.
(iii)A Party’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the other Party in this Agreement (including Section 8.03, Section 9.01(b) and Section 9.01(c)) and shall not be deemed to amend or supplement the Confidential Disclosure Schedules.
Section 1.0eResignations. Sellers shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and managers of the Company Group requested by Buyer at least five (5) Business Days prior to the Closing.
Section 1.0fConfidentiality. From and after the Closing, Sellers shall, and shall cause their Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective

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Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company Group, except to the extent that Sellers can show that such information (a) is generally available to and known by the public through no fault of Sellers, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by Sellers, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; provided that Sellers shall not be restricted from disclosing any information as required by applicable Law, including pursuant to a request from a Governmental Authority. If Sellers or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information which Sellers are advised by its counsel in writing is legally required to be disclosed, provided that Sellers shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
Section 1.0gNon-Competition; Non-Solicitation.
(i)For the period beginning on the Closing Date and ending on the date that is up to thirty-six (36) months after the Closing Date (the “Restricted Period”), other than in Buyer or its Affiliates, no Seller shall, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company Group and its customers or suppliers. Notwithstanding the foregoing, a Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own two percent (2%) or more of any class of securities of such Person. For the avoidance of doubt, nothing in this Agreement shall restrict the ownership by the Sellers of any securities in Buyer or any of its Affiliates.
(ii)During the Restricted Period, no Seller shall, and no Seller shall permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company Group or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.07(b) shall prevent a Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Company Group, their Subsidiaries, Buyer or its Affiliates or (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.
(iii)During the Restricted Period, no Seller shall, and no Seller shall permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company Group for purposes of diverting their business or services from the Company Group.

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(iv)Each Seller acknowledges that a breach or threatened breach of this Section 5.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(v)Each Seller acknowledges that the restrictions contained in this Section 5.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 1.0hGovernmental Approvals and Consents.
(i)Each Party hereto shall cooperate with the other Party to, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including, but not limited to, the SEC, FINRA, NASDAQ, the HSR Act and applicable state securities regulatory agencies) required under any Law applicable to such Party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all Permits, consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all other Permits, consents, authorizations, orders, and approvals. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.
(ii)Sellers and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 and Section 4.02 of the Confidential Disclosure Schedules.
(iii)Without limiting the generality of the Parties’ undertakings pursuant to subsections (a) and (b) above, each of the Parties hereto shall use all reasonable best efforts to:

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(1)respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;
(2)avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and
(3)in the event any Governmental Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.
(iv)Except for the Related Party Contracts, all Contracts of the Company Group as of the Closing shall remain in effect. If any consent, approval, or authorization necessary to preserve any right or benefit under any Contract to which a member of the Company Group is a party is not obtained prior to the Closing, Sellers shall, subsequent to the Closing, cooperate with Buyer and the applicable member of the Company Group in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. Except as identified by Buyer in writing prior to the Closing, each and every Related Party Contract will be cancelled and terminated in full on or prior to the Closing, with no further liability or obligation to any member of the Company Group.
(v)Subject to any restrictions under applicable Law, all analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Sellers or the Company Group with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Party hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(vi)Notwithstanding the foregoing, nothing in this Section 5.08 shall require, or be construed to require, Buyer, Sellers, the Company Group or any of their Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of such party or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect on any Party other than itself or materially and adversely impact the economic or business benefits to the Parties of the

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transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.
Section 1.0iBooks and Records.
(i)In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:
(1)retain the books and records (including personnel files) of the Company Group relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company Group; and
(2)upon reasonable notice, afford the Representatives of Sellers reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records, provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.
(ii)In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company Group after Closing, or for any other reasonable purpose, for a period of three (3) years following the Closing, Sellers shall:
(1)retain the books and records (including personnel files) of Sellers which relate to the Company Group and its operations for periods prior to the Closing; and
(2)upon reasonable notice, afford the Representatives of Buyer or the Company Group reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.
(iii)Neither Buyer nor Sellers shall be obligated to provide the other Party with access to any books or records (including personnel files) pursuant to this Section 5.09 where such access would violate any Law.
Section 1.jCertain Actions of Buyer. From the date hereof until the Closing, Buyer (a) shall operate its business in compliance in all material respects with applicable Laws and (b) shall not (except as otherwise expressly permitted by this Agreement or as the Sellers shall otherwise consent in writing prior thereto) amend its Organizational Documents in a manner that would have a Material Adverse Effect on Sellers’ rights under this Agreement in respect of the Purchase Price.
Section 1.kClosing Conditions. From the date hereof until the Closing, each Party hereto shall, and Sellers shall cause the Company Group to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof and consummate the transactions contemplated by this Agreement.

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Section 1.lPublic Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party(ies) (which consent shall not be unreasonably withheld, conditioned or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.
Section 1.mEmployee Covenants.
(i)As of the Closing Date, and for a period of twelve (12) months thereafter (or until termination of employment, if earlier), Buyer shall provide, or shall cause the Company Group or Buyers’ respective Affiliates to provide, to each employee of the Company Group as of the Closing Date who continues employment with the Company Group immediately following the Closing, including any such Person who is on an approved leave of absence (each, a “Continuing Employee”) with (i) an annual base salary or an hourly wage rate, as applicable, that is not less than that provided to such Continuing Employee by the Company Group immediately prior to the Closing, (ii) paid time off that is substantially comparable to that provided to such Continuing Employee by the Company Group immediately prior to the Closing, and (iii) employee benefits (other than equity compensation, defined benefit pension benefits, and retiree health and life insurance benefits) that are substantially comparable, in the aggregate, to those provided to such Continuing Employee by the Company Group as of the date hereof. Notwithstanding the foregoing, except as otherwise provided in writing by Buyer, no Individual Holder shall be deemed a Continuing Employee under this Agreement or be entitled to the benefits of any provision of this Agreement applicable to a Continuing Employee.
(ii)Buyer shall, or shall cause the Company Group or Buyer’s respective Affiliates to, credit Continuing Employees for service earned or credited on and prior to the Closing Date with the Company Group, or any of their respective predecessors, in addition to service earned with Buyer and its respective Affiliates on or after the Closing Date, (i) to the extent that such service was recognized under the analogous Benefit Plan and such service is relevant for purposes of eligibility, vesting, or the calculation of vacation, sick days, severance, layoff and similar benefits (but not for purposes of defined benefit plan benefit accruals) under any retirement or other employee benefit plan, program, or arrangement of Buyer and its Affiliates (the “Buyer’s Plans”); provided, that, nothing herein shall result in a duplication of benefits or coverage with respect to the Continuing Employees.
(iii)Buyer shall use commercially reasonable efforts to cause: (i) each Continuing Employee to be immediately eligible to participate, without any waiting time, in any Buyer’s Plans to the extent such Buyer’s Plan is an “employee welfare benefit” plan within the meaning of Section 3(1) of ERISA and coverage under such Buyer’s Plan replaces coverage under a comparable Company Plan in which such Continuing Employee participated immediately before the replacement; and (ii) for purposes of each Buyer’s Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, (A) all pre-existing condition

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exclusions and actively-at-work requirements of such Buyer’s Plan to be waived for such Continuing Employee and his or her covered dependents to the extent waived or, satisfied, or not included under the analogous Benefit Plan and (B) any eligible expenses incurred by such Continuing Employee and his or her covered dependents under any Benefit Plan during the portion of the plan year prior to the Closing Date to be taken into account under such Buyer’s Plan for purposes of satisfying all deductible, co-insurance, co-payment, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer’s Plan.
(iv)Notwithstanding anything in this Section 5.13 to the contrary, this Section 5.13 shall not operate to (i) require Buyer, the Company Group, or any of their Subsidiaries or Affiliates to maintain any employee benefit plan in effect following the Closing Date for their employees, including the Continuing Employees, (ii) be construed to mean the employment of any employee of the Company Group or any of their Subsidiaries or Affiliates, including any Continuing Employees, is not terminable by the Company Group or any of their Subsidiaries or Affiliates at will at any time, with or without cause, for any reason or no reason, (iii) establish, amend or modify any Benefit Plan, Buyer’s Plan, or other benefit plan, program, agreement or arrangement, (iv) alter or limit the ability of the Company Group, Buyer, or any of their respective Subsidiaries or Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; or (v) create any third party rights of causes of action for any person not a party to this Agreement.
Section 1.nFurther Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
ARTICLE 6

TAX MATTERS
Section 1.0aTax Covenants.
(i)Without the prior written consent of Buyer, Sellers (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any material Tax election, amend any material Tax Return or take any material position on any Tax Return, take any action, omit to take any material action or enter into any other material transaction that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period.
(ii)All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including

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any real property transfer Tax and any other similar Tax) (“Transfer Taxes”) shall be borne and paid equally by Sellers and Buyer when due. The Party required to do so by applicable Law shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the other Party shall cooperate with respect thereto as necessary).
(iii)Sellers’ Representative shall prepare, or cause to be prepared (at the Company’s expense), all Tax Returns required to be filed by any member of the Company Group after the Closing Date with respect to a Pre-Closing Tax Period or Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Sellers’ Representative to Buyer (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. Notwithstanding anything to the contrary set forth herein, unless otherwise required by Law, any deduction related to the accrual of Transaction Expenses shall be reflected on the applicable Tax Return for the Pre-Closing Tax Period (including any applicable deductions under IRS Rev. Proc. 2011-29) and shall be for the use and benefit of the Sellers. If, within the forty-five (45) day objection period, Buyer has not objected, the applicable Tax Return shall be deemed to be complete and final. If Buyer objects to any item on any such Tax Return, Buyer shall, within ten (10) days after delivery of such Tax Return, notify Sellers’ Representative in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Sellers’ Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Sellers’ Representative are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within fifteen (15) days of having the item referred to it pursuant to such procedures as it may require. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Sellers. Any entity level Taxes reflected due with respect to, or reflected on the Tax Returns for, the Pre-Closing Tax Period and the Straddle Period shall be paid by the Company. On behalf of the Company Group, the Sellers shall timely file all such Tax Returns for the Pre-Closing Tax Period and the Straddle. Notwithstanding the foregoing, in the event that the Independent Accountant has not resolved the dispute by an applicable due date, the Sellers shall file or cause to be filed, the applicable Tax Return in such manner as the Sellers’ Representative reasonably determines under applicable Law, and the Parties shall amend such Tax Returns to the extent necessary to conform to the Independent Accountant’s final determination. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be subject to the provisions of the Amended Operating Agreement.
(iv)Unless required by applicable Law, Buyer shall not, and shall not permit any of its Affiliates (including after the Closing, for the avoidance of

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doubt, the Company Group) to, (i) file, re-file, supplement, or amend any Tax Return of any member of the Company Group for any Pre-Closing Tax Period or Straddle Period, including in any jurisdiction where Tax Returns have not been historically filed, (ii) make, revoke or amend any election relating to Taxes, including making any election made pursuant to Treasury Regulations Section 301.7701-3; (iii) apply any Tax attribute arising in a Pre-Closing Tax Period to any Post-Closing Tax Period; (iv) make or change any election or change any method of accounting or adopt any convention with respect to Taxes that shifts taxable income from a Post-Closing Tax Period to a Pre-Closing Tax Period or shifts deduction or losses from a Pre-Closing Tax Period to a Post-Closing Tax Period; (v) voluntarily approach, or initiate discussions or examination with, any Governmental Authority (including with respect to voluntary disclosure, Tax amnesty or similar filings involving Taxes or Tax Returns) regarding any Taxes or Tax Returns of the Company that relate to or could impact a Pre-Closing Tax Period, (vi) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency that relate to, or could relate to or could affect, a Pre-Closing Tax Period; (vii) enter into any closing or similar agreement; (viii) settle or compromise any Tax Claim; (ix) surrender any right to claim a refund of Taxes; or (x) except as specifically contemplated by this ARTICLE VI, take any other action after the Closing (other than any action after the Closing on the Closing Date that is in the ordinary course of business) that could create a Tax liability on or before the Closing Date or reduce a Tax refund or credit. To the extent that Buyer reasonably believes that under applicable Law it is required to make or undertake any action described in this Section 6.01(d), Buyer must give Sellers’ Representative prior written notice at least ten (10) Business Days prior to such action and in such notice must identify with reasonable specificity the action proposed and the basis under applicable Law for such proposed action. The Buyer and Sellers shall reasonably cooperate, as applicable, to address any such issues with respect to applicable Law or the action provided in such notice.
(v)Any refund, credit or similar benefit (including any interest paid or credited by a Governmental Entity with respect thereto) of Taxes paid by or with respect to the Company Group with respect to any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period, shall be solely the property of Sellers and any such amounts payable to Sellers pursuant to this Section 6.01(e) shall be paid by the Buyer to Sellers (and any material correspondence related thereto shall be provided), within thirty (30) days after receipt. For purposes of this Section 6.01(e), any member of the Company Group shall be deemed to have received a refund or credit of Taxes to the extent that that any member of the Company Group elects to apply such refund or credit, which it would otherwise would have been entitled to receive, to offset or reduce Taxes relating to any Post-Closing Tax Period (or portion of any Straddle Period, determined in accordance with the principles of Section 6.04) beginning after the Closing Date. Buyer shall cause the Company Group to file for, obtain and reasonably expedite the receipt of, any refund, credit, or similar benefit to which Sellers (including through amendment of applicable Tax Returns) are entitled under this Section 6.01(e).

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Section 1.0bTermination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company Group which were entered into outside of the ordinary course of business (and for the avoidance of doubt, other than any such agreements entered into in the ordinary course of business with unaffiliated third parties), the primary purpose of such was Tax, shall be terminated as of the Closing Date. After such date none of the Company Group, Sellers nor any of their Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.
Section 1.0cTax Indemnification.
(i)With the exception of: (A) any and all Taxes to the extent included or reflected in the calculation of Closing Working Capital, Indebtedness, Tax Reserves or Transaction Expenses, (B) any and all Transfer Taxes to be borne, and paid, by Buyer pursuant to Section 6.01(b), and (C) any and all Taxes imposed on the Company Group or the Sellers as a result of (I) any action taken by Buyer, the Company Group or any of their respective Affiliates after the Closing that is not in the ordinary course of business or (II) any breach of any of Buyer’s obligations pursuant to this Agreement (including any Loss attributable to any breach or violation by the Buyer of, or failure to fully perform, any covenant, agreement, undertaking or obligation with respect to Taxes in this ARTICLE VI) (the items in clauses (A) through (C), collectively, “Excluded Taxes”), each Seller, up to the amount of its Sellers Percentage, shall, without duplication, indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against: (i) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.20; (ii) any Loss attributable to any breach or violation by the Sellers of, or failure to fully perform, any covenant, agreement, undertaking or obligation with respect to Taxes in this ARTICLE VI; (iii) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; and (iv) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any reasonable and documented out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Each Seller, up to the amount of its Sellers Percentage, shall reimburse Buyer for any Losses of the Company that are the responsibility of Sellers pursuant to this Section 6.03(a) within thirty (30) Business Days after payment of such Taxes by Buyer, the Company or its Subsidiaries.
(ii)Buyer shall without duplication indemnify the Seller Indemnitees (and their members, owner and interest holders) and hold them harmless from and against: (i) all Excluded Taxes and (ii) any and all Losses attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.17. In each of the above cases, together with any reasonably and documented out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Buyer shall reimburse Sellers for any Losses or Taxes described in this Section 6.03(b) within thirty (30) Business Days.
Section 1.0dStraddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle

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Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes or Post-Closing Taxes for purposes of this Agreement shall be:
(i)Taxes (A) based on the income or receipts of the Company Group for a Straddle Period, (B) imposed in connection with any sale or other transfer or assignment of property (including sales, use and transfer Taxes), other than Transfer Taxes described in Section 6.01(b), for a Straddle Period, or (C) withholding Taxes, the determination of the Taxes of the Company Group for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by assuming that the Straddle Period consisted of two (2) taxable periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Company Group for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Company Group were closed at the close of the Closing Date, provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for amortization and depreciation, shall be apportioned between such two (2) taxable years or periods on a daily basis (notwithstanding that such exemptions, allowances or deductions may under applicable Law be determined solely at the end of the taxable period; and
(ii)Taxes of the Company Group not described in Section 6.04(a) for a Straddle Period (e.g., such as real property or other ad valorem Taxes), the determination of the Taxes of the Company Group for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by allocating to the periods before and after the Closing Date pro rata, based on the number of days of the Straddle Period in the period before and ending on the Closing Date, on the one hand, and the number of days in the Straddle Period in the period after the Closing Date, on the other hand, provided that the Transfer Taxes shall be allocated between the Parties as described in Section 6.01(b).
Notwithstanding anything to the contrary contained in this Agreement, all transactions that occur on the Closing Date but after the Closing and that are not in the ordinary course of business of the Company Group (or contemplated by this Agreement) shall be considered to be attributable to the period that commences on the day following the Closing Date. In determining Sellers’ liability for Taxes pursuant to this Agreement (to the extent applicable), Sellers shall be credited with the amount of estimated Taxes paid by or on behalf of each of the Company Group on or prior to the Closing Date. To the extent that the amount of Sellers’ liability for Taxes for a taxable year or period is less than the amount of estimated Taxes previously paid by or on behalf of the Company Group (as the case may be) with respect to all or a portion of such taxable year or period, the Buyer shall pay to Sellers the difference no later than two (2) days prior to the Due Date of the Tax Returns relating to such Taxes.
Section 1.0eContests. After the Closing, Buyer agrees to give written notice to Sellers’ Representative of the receipt of any written notice to any member of the Company Group. Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action which is related or attributable to Taxes or Tax Returns (a “Tax Claim”); provided, that failure to comply with this provision shall not be deemed to be a breach under this Section 6.05 unless such failure prejudices Sellers’ rights hereunder. To the extent that a Tax Claim

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relates in whole or in part to a Pre-Closing Tax Period, Sellers shall manage, control and defend (at its sole expense) such audit or inquiry; provided however, that if any such audit or inquiry could have an adverse and material effect on the Company Group for a Post-Closing Period, Sellers may not settle such matter without the consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed before entering into any settlement of a claim or ceasing to defend such claim. To the extent that a Tax Claim relates in whole to a Post-Closing Tax Period, Buyer shall manage, control and defend (at its sole expense) such audit or inquiry; provided however, that Buyer may not settle such matter without the consent of Sellers, which shall not be unreasonably withheld, conditioned or delayed before entering into any settlement of a claim or ceasing to defend such claim and, provided further that Sellers shall be entitled to participate in the defense of such Tax claim and to each employ counsel of its or their choice for such purpose, the fees and expenses of such separate counsel shall be borne by Sellers solely.
Section 1.0fCooperation and Exchange of Information. Sellers’ Representative and Buyer shall provide each other with such cooperation and information as each of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding (including a Tax Claim) in respect of Taxes of the Company Group. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Sellers, the Company Group and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company Group for any taxable period beginning before the Closing Date until the later of (a) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, (including with respect to extensions ) or (b) six (6) years following the Closing Date. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company Group for any taxable period beginning before the Closing Date, Sellers or Buyer (as the case may be) shall provide the other Party or Parties with reasonable written notice and offer the other Party or Parties (as the case may be) the opportunity to take custody of such materials. Notwithstanding anything to the contrary contained in this Agreement, none of the Buyer or any of its Affiliates (including the Company Group) shall have the right to receive or obtain any information relating to Taxes or Tax Returns of the Sellers or any of its Affiliates, members, partners or owners (or any of its predecessors) other than information relating solely to the Company Group.
Section 1.0gAllocation of Purchase Price. Buyer and Sellers agree to allocate the Purchase Price (together with any other amounts required to be taken into account under Subchapter K of the Code) (“Allocable Amount”) to the extent necessary under, and according to the principles of, Sections 743, 751 and 755 of the Code. Within one hundred eighty (180) days after the Closing Date, Sellers’ Representative shall prepare a schedule of its proposed allocations of the Allocable Amount among the pro rata share of the assets of Company represented by the Company membership interests being purchased from Sellers (the “Draft Allocation Schedule”) under this Agreement and shall deliver such Draft Allocation Schedule to Buyer for its review and approval. Buyer shall have thirty (30) days to object in writing to the Draft Allocation Schedule. If, within the thirty (30) day objection period, Buyer has not objected to the Draft Allocation Schedule, the Draft Allocation Schedule shall become the Allocation (as defined below). Sellers shall consider all reasonable objections or comments submitted by Buyer in good faith, and shall negotiate to resolve any disputes. If, within thirty (30) days of Sellers’ Representative receipt of Buyer’s objections, the Parties have failed to reach agreement on a final Allocation, any disputed aspects of such allocation shall be resolved by the Independent Accountant. The allocation of the Allocable Amount, as agreed upon by Buyer and Sellers’ Representative (as a result of either Buyer’s failure to object to the Draft Allocation Schedule or of good faith negotiations between Buyer and Sellers’ Representative) or determined by the Independent under this Section 6.07 (the “Allocation”), shall be final and binding upon the

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parties. Each of Buyer, on the one hand, and Sellers, on the other hand, shall bear their own fees and costs incurred by them in connection with the determination of the Allocation, and the fees and expenses of the Independent Accountant be borne fifty percent (50%) by Buyer and fifty percent (50%) by Sellers. Buyer and Sellers each agree that: (i) they shall file (or shall cause to be filed) all Tax Returns and forms consistent with the Allocation; (ii) in the event that any Governmental Authority disputes the Allocation, Sellers or Buyer, as the case may be, shall promptly notify the other party of the nature of such dispute, and shall cooperate in good faith to preserve the effectiveness of the Allocation, to the extent consistent with the law and final decisions of such Governmental Authority; (iii) any subsequent adjustments to the Purchase Price) shall be treated in a manner consistent with the Allocation (and the parties shall notify each other and cooperate in reflecting such adjustment) and (iv) Buyer and Sellers and their respective representatives (including Sellers’ Representative) and Affiliates shall cooperate with each other in preparing any Tax filings or other forms required to be filed in connection with the transactions hereunder. Notwithstanding anything to the contrary in this Agreement or any other agreement, the Parties acknowledge and agree that the assets of MFA have nominal value.
Section 1.0hIntended Tax Treatment. The Parties hereto intend that for U.S. federal, state, local and, to the extent applicable, non-U.S. income Tax purposes, the transactions contemplated by this Agreement (including the Pre-Closing Restructuring) shall be treated as follows: (a) the distribution of amounts of any cash from MFA to the Sellers shall be treated as a distribution made pursuant to Section 731(a) and Section 731(b) of the Code; (b) the contribution of all of the membership interests of Maxim and MFA to the Company shall be treated as a merger or consolidation of partnerships pursuant to Section 708(a) of the Code and Treasury Regulation Section 1.708-1(c)(1) effectuated in the “assets-over form” as described in Treasury Regulation Section 1.708-1(c)(3)(i) with Maxim treated as the resulting and continuing partnership and MFA and the Company treated as terminated pursuant to Treasury Regulations Section 1.708-1(c)(1); (c) the acquisition of membership interests of the Company by Buyer as described in this Agreement shall be treated as a sale or exchange of partnership interests in Maxim by Sellers to Buyer as described in Section 741 and Section 1060(d) of the Code, with an effective election under Section 754 of the Code for Company and related adjustments under Section 743 of the Code for Buyer; and (iv) the exchange of historic membership interests in the Company by the Sellers for Class B Units, contemporaneous with the sale described in Section 6.07(c), as a nonrecognition transaction in which there is an exchange of partnership interests in Maxim (the “Intended Tax Treatment”). The Parties hereto (x) shall not (and shall cause their respective Affiliates not to) take any action that would reasonably be expected to prevent the Intended Tax Treatment from so qualifying and (y) shall not take any position inconsistent with the Intended Tax Treatment unless required to do so by applicable Law.
Section 1.0iPre-Closing Restructuring. As promptly as practicable, and in no event later than 11:59 p.m. Eastern Standard Time or Eastern Daylight Time, fourteen (14) Days prior to the Closing Date, Sellers shall effect (or cause to be effected) the steps of the Pre-Closing Restructuring in the manner and on the timeline as set forth in Schedule A and shall keep Buyer apprised of the status thereof and promptly notify Buyer of any material development relating thereto. Sellers shall timely and properly make an election under Section 754 of the Code (and in the Sellers’ sole and exclusive good faith discretion, an election made pursuant to Treasury Regulations Section 1.708-1(c)(4)) with respect to the Group Companies. Sellers, the Company Group, Buyer and their respective Affiliates agree to report (and agree to cause each other Group Company to report) the Pre-Closing Restructuring for all U.S. federal (and, as applicable, state and local) Tax purposes in accordance with the Intended Tax Treatment, and not to take any position contrary with the Intended Tax Treatment, except to the extent otherwise required by applicable Law. None of Sellers or the Company Group shall (or shall permit any Group Company to) make any changes in the Pre-Closing Restructuring without Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

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Section 1.jTax Treatment of Indemnification Payments. Any indemnification payments made under this Agreement shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.
Section 1.kPayments to Sellers. Any amounts payable pursuant to this ARTICLE VI shall be reduced by any Tax Benefits as described in Section 8.04(c) and, with respect to the Sellers, subject to the final paragraph of Section 8.02 and the Cap in Section 8.04(b) and shall not be subject to the Basket described in Section 8.04(b).
Section 1.lSurvival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.20, Section 4.17 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.
Section 1.mOverlap. Other than as described in this ARTICLE VI, to the extent that any obligation or responsibility pursuant to ARTICLE VIII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern.
ARTICLE 7

CONDITIONS TO CLOSING
Section 1.0aConditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(i)Buyer and Sellers shall have received approval from FINRA, the SEC and each applicable state securities regulatory agency to effect the change of ownership of the Company Group from Sellers to Buyer.
(ii)The filings of Buyer and Sellers pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.
(iii)No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
(iv)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(v)No Action shall have been commenced against Buyer, Sellers, any member of the Company Group, which would prevent the Closing.
Section 1.0bConditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(i)Other than the representations and warranties of Sellers contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04 and Section 3.22,

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the representations and warranties of Sellers contained in ARTICLE III of this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Sellers contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04 and Section 3.22, shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(ii)Sellers shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.
(iii)All approvals, consents and waivers that are listed on Section 3.05 of the Confidential Disclosure Schedules (including but not limited to approval of Seller’s Continuing Membership Application by FINRA authorizing the acquisition of Maxim by Buyer), shall have been received and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.
(iv)There shall not have occurred any Material Adverse Effect on the Company Group that is continuing.
(v)The Pre-Closing Restructuring shall have been completed in accordance with Schedule A.
(vi)Sellers shall have duly executed and delivered the Class A Units Assignment to Buyer.
(vii)The other Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.
(viii)Each Related Party Contract set forth on Section 7.02(h) of the Confidential Disclosure Schedules shall have been terminated by the parties thereto.
(ix)At least three (3) Business Days before Closing, Sellers shall have delivered to Buyer the Closing Indebtedness Certificate and the Closing Transaction Expenses Certificate signed by Maxim’s Chief Financial Officer.
(x)Sellers shall have delivered to Buyer the Estimated Closing Working Capital Statement contemplated in Section 2.05(a)(ii).

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(xi)At least three (3) Business Days before Closing, Sellers shall have delivered to Buyer a Net Capital Cash Certificate signed by Maxim’s Chief Financial Officer verifying the Net Capital Cash on the Closing Date.
(xii)The Company Group shall have Net Capital Cash as of the Closing in an amount to be determined by the Parties in good faith prior to the Closing.
(xiii)At least three (3) Business Days before Closing, Sellers shall have delivered to Buyer a Clearing Deposit Balance Certificate signed by Maxim’s Chief Financial Officer verifying the Clearing Deposit balance on the Closing Date.
(xiv)The Company Group shall have $500,000 in Clearing Deposit as of the Closing.
(xv)Buyer shall have received a certificate, dated the Closing Date and signed by the Sellers’ Representative that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.
(xvi)Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each member of the Company Group certifying that attached thereto are true and complete copies of all resolutions adopted in compliance with such Company Group member’s Organizational Documents and applicable Law, authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
(xvii)Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Sellers certifying the names and signatures of the officers of the Sellers authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.
(xviii)Buyer shall have received resignations of the managers and officers of the Company Group pursuant to Section 5.05.
(xix)Sellers shall have delivered to Buyer good standing certificates (or their equivalent) for the Company Group from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which each member of the Company Group is organized.
(xx)Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
(xxi)Sellers shall have delivered to Buyer a termination of the agreements listed on Section 7.02(h) of the Confidential Disclosure Schedules and such other documents or instruments as Buyer requests related to any agreements or arrangements between Sellers and the Company Group.

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(xxii)Buyer shall have received executed copies of the Executive Employment Agreement and the Employee Non-Compete Agreements and the Letter of Continuing Employment and Employee Non-Compete Agreements for each Retention Participant receiving a Retention Payment in excess of $100,000 in cash as of the First Retention Payment Date .
(xxiii)Buyer shall have received from each Individual Holder an executed copy of an agreement pursuant to which the Individual Holder agrees during the Restricted Period to be bound by substantially the same covenants and agreements as to non-competition and non-solicitation as are set forth in Section 5.07 of this Agreement.
(xxiv)Buyer has received a properly completed and executed copy of an Internal Revenue Service Form W-9 from each Seller.
Section 1.0cConditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:
(i)Other than the representations and warranties of Buyer contained in Section 4.01, Section 4.02, Section 4.04 and Section 4.07, the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered by Buyer pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 4.01, Section 4.02, Section 4.04 and Section 4.07 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.
(ii)Buyer shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements and covenants that are qualified by materiality, Buyer shall have performed such agreements and covenants, as so qualified, in all respects.
(iii)From the date of this Agreement, there shall not have occurred any Material Adverse Effect on Buyer that is continuing.
(iv)The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Sellers.
(v)Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(d) have been satisfied.

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(vi)Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
(vii)Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.
(viii)Buyer shall have delivered to Sellers cash in an amount equal to the Closing Date Payment, by wire transfer in immediately available funds, to an account or accounts designated at least five (5) Business Days prior to the Closing Date by Sellers in a written notice to Buyer.
(ix)Buyer shall have delivered to third parties by wire transfer of immediately available funds that amount of money due and owing from Sellers to such third parties as unpaid or unaccrued Transaction Expenses as set forth on the Closing Transaction Expenses Certificate.
(x)Buyer shall have delivered to holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owing from the Company Group to such holder of outstanding indebtedness as set forth on the Closing Indebtedness Certificate.
(xi)Buyer shall have delivered to Sellers a good standing certificate (or its equivalent) for Buyer from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which Buyer is organized.
(xii)All approvals, consents and waivers that are listed on Section 4.02 of the Confidential Disclosure Schedules, shall have been received and executed counterparts thereof shall have been delivered to Sellers at or prior to the Closing.
(xiii)Buyer shall have delivered to Sellers such other documents or instruments as Sellers reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.
ARTICLE 8

INDEMNIFICATION
Section 1.0aSurvival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.20 and Section 4.17 which are subject to ARTICLE VI) shall survive the Closing and shall remain in full force and effect until the date that is two (2) years from the Closing Date; provided, that (i) the representations and warranties in Section 3.01 (Organization and Authority of Sellers), Section 3.02 (Organization and Authority of the Company), Section 3.03 (Capitalization), Section 3.04 (Subsidiaries), Section 3.22 (Brokers),

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Section 4.01 (Organization and Authority of Buyer), Section 4.02 (No Conflicts; Consents), and Section 4.04 (Brokers), and Section 4.07 (Capitalization) shall survive sixty (60) days after the expiration of the applicable statute of limitations. Each covenant and agreement contained in this Agreement (other than any covenants or agreements contained in ARTICLE VI which are subject to ARTICLE VI) that is required to be performed at or prior to the Closing shall survive the Closing and continue in full force and effect until the date that is two years from the Closing Date, and each covenant and agreement contained in this Agreement that requires performance after the Closing shall survive the Closing in accordance with its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
Section 1.0bIndemnification by Sellers. Subject to the other terms and conditions of this ARTICLE VIII, each Seller, up to the amount of its Sellers Percentage, shall indemnify and defend each of Buyer and its Affiliates (including the members of the Company Group) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
(i)any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement (other than in respect of Section 3.20, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(ii)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement (other than any breach, violation, non-fulfillment or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VI);
(iii)any Transaction Expenses or Indebtedness of the Company Group outstanding as of the Closing to the extent not deducted from the Purchase Price in the determination of the Closing Date Payment pursuant to Section 2.05(a)(i);
(iv)any Losses arising under or related to the performance of any Related Party Contract;
(v)any act of fraud with respect to the representations of the Sellers contained in this Agreement or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement; or
(vi)any Losses arising under or related to the matters set forth in Schedule C annexed hereto.

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Notwithstanding anything to the contrary contained herein, the Parties expressly acknowledge and agree that any payment due from Sellers in respect of an indemnification claim by any Buyer Indemnitee hereunder shall solely be satisfied by forfeiture, cancellation or non-payment of any Buyer Shares and/or cash that may be issued or paid in connection with the Deferred Payments, up to an amount not to exceed the Cap, in the following order: first, from the Buyer Shares issued as Deferred Payments and second, from the cash payable as Deferred Payments. In the event that at the time of issuance of any Buyer Shares or Class B Units exchangeable into Buyer Shares shall be issuable to the Sellers, a claim that has been timely asserted by the Buyer Indemnitees remain unresolved pursuant to the provisions of this ARTICLE VIII, Buyer shall issue all Buyer Shares valued in excess of the amount of the unresolved claim and shall withhold the issuance of the remaining shares until the claim has been resolved.
Section 1.0cIndemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend Sellers and their respective Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:
    (a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement (other than in respect of Section 4.17 or any certificate or instrument in respect of Taxes, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or
    (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer (other than any breach, violation, non-fulfillment or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VI) pursuant to this Agreement.
Section 1.0dCertain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:
(i)Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02 until the aggregate amount of all Losses in respect of indemnification under Section 8.02 exceeds $100,000 (the “Basket”), in which event Sellers shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Sellers may be liable pursuant to Section 8.02 shall not exceed $32,000,000 (the “Cap”).
(ii)Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03 until the aggregate amount of all Losses in respect of indemnification under Section 8.03 exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer may be liable pursuant to Section 8.03 shall not exceed the Cap.

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(iii)The amount of any and all Losses shall be determined net of any Tax Benefit realized with respect to such Losses by a Buyer Indemnitee or a Seller Indemnitee during the taxable period in which such Losses were incurred. “Tax Benefit” shall mean any refund of Taxes paid or reduction in the amount of Taxes that otherwise would have been paid. Additionally, the amount of any and all Losses shall be determined net of any recovery realized with respect to such Losses by a Buyer Indemnitee or a Seller Indemnitee, including but not limited to any insurance recovery or recovery from third parties.
(iv)An Indemnified Party shall use its commercially reasonable efforts to mitigate any Loss for which it is entitled to indemnification pursuant to this ARTICLE VIII. the general obligation to mitigate Loss shall include using commercially reasonable efforts to seek recovery under all (i) applicable insurance policies and (ii) indemnity, contribution and similar agreements.
Section 1.0eIndemnification Procedures. The Party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party,” and the Party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party.”
(i)Direct Claims. Any Action by an Indemnified Party on account of a Loss (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
(ii)Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company Group (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.20 or Section 4.17 hereof or any breach or violation of or failure to fully

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perform any covenant, agreement, undertaking or obligation in ARTICLE VI or any Tax Claim) shall be governed exclusively by ARTICLE VI hereof.
(iii)Third Party Claims.
(1)If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to assume the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party; and provided further, that if the Indemnifying Party is Buyer, such Indemnifying Party shall not have the right to assume the defense of any such Third Party Claim that (x) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to this Section 8.05(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to assume the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, an Indemnified Party is a named defendant and (A) there are legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived. If the Indemnifying Party elects not to

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defend such Third Party Claim, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(c)(i), pay, compromise, and/or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non- defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(2)Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(c)(ii). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(c), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 1.0fPayments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.
Section 1.0gTax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, net of any Tax Benefit and insurance recovery, unless otherwise required by Law.
Section 1.0hEffect of Investigation. No Party shall be liable under this Agreement for any Losses suffered, sustained, paid or incurred by any other Party that result from any inaccuracy in or breach of any representation or warranty in this Agreement if the Party seeking indemnification knew that any such representation or warranty is or was inaccurate or by reason

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of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.
Section 1.0iExclusive Remedies. Subject to Section 2.05(c), Section 5.07 and Section 10.11, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraudulent, criminal or intentional misconduct.
ARTICLE 9

TERMINATION
Section 1.0aTermination. This Agreement may be terminated at any time prior to the Closing:
(i)by the mutual written consent of Sellers and Buyer;
(ii)by Buyer written notice to Sellers if:
(1)Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Sellers within twenty (20) days of Sellers’ receipt of written notice of such breach from Buyer; or
(2)any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by December 31, 2023, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(iii)by Sellers by written notice to Buyer if:
(1)Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer

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within twenty (20) days of Buyer’s receipt of written notice of such breach from Sellers; or
(2)any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by December 31, 2023, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(iv)by Buyer or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.
Section 1.0bTermination Fee. In the event this Agreement is terminated by Buyer under Section 9.01(b)(i) or Sellers under Section 9.01(c)(i), such terminating party shall pay to the non-terminating party an amount equal to $5,000,000 (the “Termination Fee”). The Parties agree that the Termination Fee is not intended to be a penalty and is solely intended to compensate for damages that are not which amount would otherwise be impossible to calculate with precision. The Termination Fee shall be payable in immediately available funds by wire transfer no later than five (5) Business Days after termination of the Agreement.
Section 1.0cEffect of Termination. In the event of the termination of this Agreement in accordance with this ARTICLE IX, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except as set forth in this ARTICLE IX, Section 5.06 and ARTICLE X hereof.
ARTICLE 10

MISCELLANEOUS
Section 1.0aExpenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby and filing and other similar fees payable in connection with any filings or submissions related to a Continuing Membership Application to be filed with FINRA in connection with a change in control of the Company Group, as well as any filings or submissions to the SEC and any applicable state securities regulatory agency shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 1.0bNotices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

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If to Sellers:    Maxim Partners LLC
300 Park Ave, 16th Floor
New York, NY 10022
Email: jsiegel@maximgrp.com
Attention: James Siegel, Esq.
MJR Holdings, Inc.
300 Park Ave, 16th Floor
New York, NY 10022
Email: jsiegel@maximgrp.com
Attention: James Siegel, Esq.
with a copy to:     Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Email: mnussbaum@loeb.com
Attention: Mitchell Nussbaum, Esq.
If to Buyer:    FREEDOM HOLDING CORP.
“Esentai Tower” BC, Floor 7
77/7 Al Farabi Ave
Almaty, Kazakhstan 050040
Email: timur.turlov@ffin.kz
Attention: Timur Turlov, Chief Executive Officer
with a copy to:    Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, NY 10105
Email: bigrossman@egsllp.com
Attention: Barry I. Grossman, Esq.
Section 1.0cInterpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Confidential Disclosure Schedules and Exhibits mean the Articles and Sections of, and Confidential Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Confidential Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 1.0dHeadings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 1.0eSeverability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.07(e), upon such

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determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 1.0fEntire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Confidential Disclosure Schedules (other than an exception expressly set forth as such in the Confidential Disclosure Schedules), the statements in the body of this Agreement will control.
Section 1.0gSuccessors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Party(ies), which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly owned subsidiaries. No assignment shall relieve the assigning Party of any of its obligations hereunder.
Section 1.0hNo Third-Party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 1.0iAmendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.
Section 1.jGoverning Law; Submission to Jurisdiction; Waiver of Jury Trial.
(i)This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).
(ii)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE SITTING IN THE BOROUGH OF MANHATTAN, AND EACH PARTY IRREVOCABLY

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SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(iii)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).
Section 1.kSpecific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 1.lNon-recourse. This Agreement may only be enforced against, and any claim, action, suit or other proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution, or performance of this Agreement, may only be brought against the entities that are expressly names are parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present, or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney, or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit, or other legal proceeding based on, in respect of, or by reason of the transactions contemplated hereby.
Section 1.mCounterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means

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of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
Sellers:
Maxim Partners LLC
By: MJR Holdings, LLC, its Manager
By: ________________________
Name: Michael Rabinowitz
Title: Managing Member
MJR Holdings, Inc.
By: ________________________
Name: Michael Rabinowitz
Title:
The Company:
Wallace LLC

By: Maxim Partners LLC, its Sole Member

By: MJR Holdings LLC, its Manager
By: ________________________
Name: Michael Rabinowitz
Title: Managing Member
Sellers’ Representative:
By: ________________________
Name: Michael Rabinowitz

[Signature page to the Membership Interest Purchase Agreement]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
Freedom Holding Corp.
By: ________________________
Name:
Title:

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SCHEDULE A
Pre-Closing Restructuring
The following steps shall be completed, and all related documentation effectuating such steps executed, at least fourteen (14) days prior to the Closing Date, with each step occurring immediately after the preceding step except as otherwise indicated. The amounts in cash to be transferred or distributed pursuant to steps 1 and 2 below shall be determined by Sellers in good faith with Buyer’s consent (not to be unreasonably withheld, conditioned or delayed) following Buyer’s receipt of Seller’s proposed amounts in writing, together with reasonably supporting documentation.
1.MFA distributes excess cash of MFA that shall be determined as of immediately before the capital contributions to the Company described in step 2 below, to the Sellers in accordance with the Operating Agreement of Maxim Financial Advisors LLC, made and entered into as of December 22, 2005, by and among MFA, Partners, MJR Corp. and the persons listed on Schedules A, B, or C thereto.
2.Partners and MJR Corp. each contribute all of the membership interests of MFA and Maxim to the Company.

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SCHEDULE B

Name	Number of Class A Units
Maxim Partners LLC	100

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SCHEDULE C
Gaynor v. Miller Energy, et al., No. 2015-CV-34, 545 et al. (E.D. Tenn. filed Nov. 9, 2015)
Dagan Investments LLC v. First High-School Education Group Co., Ltd., et al., No. 22-cv-3831 (S.D.N.Y. filed May 11, 2022)
FINRA Matter No. 20210693596
FINRA Matter No. 20200678438
FINRA Matter No. 20210693595
SEC Enforcement Action: In re Maxim Group LLC, No. NY-10161
NYSE Regulation Matter No. 2021-08-16-00027

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Exhibit A
Amended Operating Agreement
(Attached.)

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Exhibit B
Registration Rights Agreements
(Attached.)

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Exhibit C
Lock Up Agreements
(Attached.)

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Exhibit D
Form of Employment Letter and Non-Compete Agreement
(Attached.)

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